                                                                   EXHIBIT 10.26

                                 LOAN AGREEMENT

                          Dated as of December 31, 2004

                                  by and among

                     TECHNOLOGY CENTER OF THE AMERICAS, LLC
                                  as Borrower,

                      CITIGROUP GLOBAL MARKETS REALTY CORP.
                                    as Agent,

                                       and


                          Each Lender Signatory hereto

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
ARTICLE I. CERTAIN DEFINITIONS....................................................................................2
         Section 1.1.      Definitions............................................................................2

ARTICLE II. GENERAL TERMS........................................................................................26
         Section 2.1.      The Loan..............................................................................26
         Section 2.2.      Use of Proceeds.......................................................................27
         Section 2.3.      Security for the Loan.................................................................27
         Section 2.4.      Borrower's Note.......................................................................27
         Section 2.5.      Principal and Interest................................................................27
         Section 2.6.      Voluntary Prepayment..................................................................28
         Section 2.7.      Mandatory Prepayment; Capital Events; Certain Transfers...............................28
         Section 2.8.      Application of Payments After Event of Default........................................29
         Section 2.9.      Method and Place of Payment From the Collection Account to Agent......................29
         Section 2.10.     Taxes.................................................................................30
         Section 2.11.     Release of Collateral.................................................................30
         Section 2.12.     Central Cash Management...............................................................31
         Section 2.13.     Reserve Account.......................................................................35
         Section 2.14.     Additional Provisions Relating to the Collection Account and the Reserve
                           Account...............................................................................38
         Section 2.15.     Security Agreement....................................................................39
         Section 2.16.     Mortgage Recording Taxes..............................................................41
         Section 2.17.     General Collateral Agent Provisions...................................................41

ARTICLE III. CONDITIONS PRECEDENT................................................................................44
         Section 3.1.      Conditions Precedent to Closing.......................................................44
         Section 3.2.      Execution and Delivery of Agreement...................................................49

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.......................................................................49
         Section 4.1.      Representations and Warranties as to Borrower.........................................49
         Section 4.2.      Representations and Warranties as to the Mortgaged Property...........................55
         Section 4.3.      Survival of Representations...........................................................58

ARTICLE V. AFFIRMATIVE COVENANTS.................................................................................59
         Section 5.1.      Affirmative Covenants.................................................................59

ARTICLE VI. NEGATIVE COVENANTS...................................................................................84
         Section 6.1.      Negative Covenants....................................................................84

ARTICLE VII. EVENT OF DEFAULT....................................................................................87
         Section 7.1.      Event of Default......................................................................87
         Section 7.2.      Remedies..............................................................................89
         Section 7.3.      Remedies Cumulative...................................................................90



                                                                                                               Page
                                                                                                               ----
         Section 7.4.      Default Administration Fee............................................................90
         Section 7.5.      Curative Advances.....................................................................90

ARTICLE VIII. MISCELLANEOUS......................................................................................91
         Section 8.1.      Survival..............................................................................91
         Section 8.2.      Agent's Discretion....................................................................91
         Section 8.3.      Governing Law.........................................................................91
         Section 8.4.      Modification, Waiver in Writing.......................................................92
         Section 8.5.      Delay Not a Waiver....................................................................92
         Section 8.6.      Notices...............................................................................92
         Section 8.7.      TRIAL BY JURY.........................................................................93
         Section 8.8.      Headings..............................................................................93
         Section 8.9.      Assignment............................................................................93
         Section 8.10.     Severability..........................................................................93
         Section 8.11.     Preferences...........................................................................94
         Section 8.12.     Waiver of Notice......................................................................94
         Section 8.13.     Failure to Consent....................................................................94
         Section 8.14.     Schedules Incorporated................................................................94
         Section 8.15.     Offsets, Counterclaims and Defenses...................................................94
         Section 8.16.     No Joint Venture or Partnership.......................................................95
         Section 8.17.     Waiver of Marshalling of Assets Defense...............................................95
         Section 8.18.     Waiver of Counterclaim................................................................95
         Section 8.19.     Conflict; Construction of Documents...................................................95
         Section 8.20.     Brokers and Financial Advisors........................................................95
         Section 8.21.     Counterparts..........................................................................95
         Section 8.22.     Estoppel Certificates.................................................................96
         Section 8.23.     Payment of Expenses...................................................................96
         Section 8.24.     Non-Recourse..........................................................................96

ARTICLE IX. THE AGENT............................................................................................99
         Section 9.1.      Appointment, Powers and Immunities....................................................99
         Section 9.2.      Reliance by Agent.....................................................................99
         Section 9.3.      Defaults..............................................................................99
         Section 9.4.      Rights as a Lender...................................................................100
         Section 9.5.      Indemnification......................................................................100
         Section 9.6.      Non-Reliance on Agent and Other Lenders..............................................100
         Section 9.7.      Failure to Act.......................................................................101
         Section 9.8.      Resignation of Agent.................................................................101
         Section 9.9.      Agency Fee...........................................................................101
         Section 9.10.     Consents under Loan Documents........................................................101
         Section 9.11.     Notices, Reports and Other Communications............................................101


SCHEDULES
1              -      Principal Payment Amounts
2              -      Capitalization

                                 LOAN AGREEMENT

                  THIS LOAN AGREEMENT, made as of December 31, 2004, is by and among Technology Center of the Americas, LLC, a Delaware limited liability company, having an address at c/o Terremark Worldwide, Inc., 2601 South Bayshore Drive, 9th Floor, Miami, Florida 33133 ("BORROWER"); each of the financial institutions signatory hereto that is identified as a "Lender" on the signature pages hereto or that, pursuant to SECTION 8.9 hereof, shall become a "Lender" hereunder (individually, a "LENDER", and collectively, the "LENDERS"); and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 11th Floor, New York, New York 10013 as agent for the Lenders (in such capacity together with its successors in such capacity, the "AGENT").

                                    RECITALS

                  WHEREAS, Borrower desires to obtain from the Lender the Loan in an amount equal to the Loan Amount (each as hereinafter defined);

                  WHEREAS, Lender has agreed to acquire the Existing Note and the Existing Mortgage by assignment from the Existing Lender, and to make an advance to Borrower in the amount necessary to make the total principal amount outstanding on the date hereof equal to the Loan Amount (as hereinafter defined);

                  WHEREAS, Borrower desires to use the advance to be obtained from Lender to make a distribution to its sole member so that its sole member can purchase the membership interests in the Borrower, which owns the Mortgaged Property (as hereinafter defined), not owned by Terremark Worldwide, Inc. or its subsidiaries on the Closing Date and to pay certain other fees and expenses;

                  WHEREAS, the Lender is unwilling to acquire the Existing Note and the Existing Mortgage and to make such advance unless Borrower amends and restates the Existing Note and the Existing Mortgage in the form of the Note and the Mortgage and joins in the execution and delivery of this Agreement and the other Loan Documents (each as hereinafter defined) to which it is a party which shall establish the terms and conditions of, and provide security for, the Loan;

                  WHEREAS, Borrower has agreed to establish certain accounts and to grant to the Agent on behalf of, and for the benefit of, the Lenders, a security interest therein upon the terms and conditions of the security agreement set forth in SECTION 2.15;

                  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Guarantor has agreed to sell to the initial Lender, and the initial Lender has agreed to purchase from the Guarantor, 5 million stock purchase warrants (the "WARRANTS") evidencing rights to purchase initially 5 million shares of the Guarantor's Common Stock, $.001 par value per share (the "COMMON STOCK"); and

                  WHEREAS, the holders of Warrants from time to time will be entitled to the benefits of the Registration Rights Agreement.

                  NOW, THEREFORE, in consideration of the acquisition of the Existing Note and the Existing Mortgage and the making of the advance described above by the Lenders and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

                                   ARTICLE I.
                               CERTAIN DEFINITIONS

                  Section 1.1. DEFINITIONS. For all purposes of this Agreement:
(1) the capitalized terms defined in this Article 1 have the meanings assigned to them in this ARTICLE 1 and include the plural as well as the singular; (2) all accounting terms have the meanings assigned to them in accordance with GAAP (as hereinafter defined); (3) the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and (4) the following terms have the following meanings:

                  "ACCEPTED PRACTICES" means such customary practices as commercial mortgage collateral agents or banks would follow in the normal course of their business in performing administrative and custodial duties with respect to collateral which is generally similar to the Account Collateral; PROVIDED, HOWEVER, that "ACCEPTED PRACTICES" shall not be deemed to include any custodial practices now followed by Collateral Agent for any such collateral held for its own account to the extent that such practices are more stringent than the practices followed by commercial mortgage collateral agents or banks generally.

                  "ACCOUNT COLLATERAL" has the meaning set forth in SECTION 2.15(A) hereof.

                  "ACCOUNTS" means all accounts (as defined in the relevant
UCC), now owned or hereafter acquired by Borrower, and arising out of or in connection with, the operation of the Mortgaged Property and all other accounts described in the Management Agreement and all present and future accounts receivable, inventory accounts, chattel paper, notes, insurance policies, Instruments, Documents or other rights to payment and all forms of obligations owing at any time to Borrower thereunder, whether now existing or hereafter created or otherwise acquired by or on behalf of Borrower, and all Proceeds thereof and all liens, security interests, guaranties, remedies, privileges and other rights pertaining thereto, and all rights and remedies of any kind forming the subject matter of any of the foregoing.

                  "AFFILIATE" of any specified Person means any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

                  "AFFILIATE LEASES" has the meaning provided in Section 5.1(z)(ii).

                  "AGENT" has the meaning provided in the first paragraph of this Agreement.

                  "AGREEMENT" means this Loan Agreement, together with the Schedules hereto, as the same may from time to time hereafter be modified, supplemented or amended.

                  "APPLICATION DEPOSIT" means $50,000.

                  "APPLICATION LETTER" means the letter dated November 23, 2004, as modified on December 6, 2004, between Terremark Worldwide, Inc. and the initial Lender.

                  "APPRAISAL" means an appraisal with respect to the Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches.

                  "APPRAISER" means a nationally recognized MAI appraiser selected by Borrower and reasonably approved by the Agent.

                  "ASSIGNMENT OF RENTS AND LEASES" means, with respect to the Mortgaged Property, an Assignment of Rents and Leases, dated as of the Closing Date, granted by Borrower to Agent for the benefit of the Lenders with respect to the Leases, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

                  "BASIC CARRYING COSTS" means the following costs with respect to the Mortgaged Property: (i) Impositions and (ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents.

                  "BOARD OF DIRECTORS" means the Board of Directors of the Guarantor or any authorized committee of such Board of Directors.

                  "BORROWER" has the meaning provided in the first paragraph of this Agreement.

                  "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of New York or Illinois are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

                  "CAPITAL EVENT" means any transfer, sale, assignment, conveyance, liquidation, disposition (other than a Taking) or refinancing of the Mortgaged Property and "CAPITAL EVENTS" shall have a meaning correlative to the foregoing.

                  "CAPITAL EVENT PROCEEDS" means any cash proceeds of a Capital Event received by the Borrower net of any cash prorations, adjustments, taxes and credits with respect to such Capital Event and net of reasonable third-party expenses paid in connection with such Capital Event.

                  "CAPITAL AND LEASING COSTS ACCOUNT" has the meaning set forth in SECTION 2.13(A) hereof.

                  "CAPITAL IMPROVEMENT COSTS" means costs incurred or to be incurred in connection with replacements and capital repairs made to the Mortgaged Property (including without limitation, TI Costs and Leasing Commissions).

                  "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and (iii) any rights, warrants or options exchangeable for or convertible into any of the foregoing.

                  "CGMI" means Citigroup Global Markets Inc. and its successors in interest.

                  "CHANGE OF CONTROL" means the occurrence of either of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 33-1/3% or more of the total voting or economic power of the Voting Stock of the Guarantor; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Guarantor (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Guarantor was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office.

                  "CHATTEL PAPER" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all "chattel paper" as defined in the UCC (whether tangible chattel paper or electronic chattel paper).

                  "CLOSING DATE" means the date of the funding of the Loan.

                  "CODE" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

                  "COLLATERAL" means, collectively, the Land, Improvements, Leases, Rents, Personalty, and all Proceeds, and (to the full extent assignable) Permits, which is or hereafter may become subject to a Lien in favor of the Agent on behalf of the Lenders as security for the Loan (whether pursuant to the Mortgage, any other Loan Document or otherwise), all whether now owned or hereafter acquired and all other property which is or hereafter may become subject to a Lien in favor of the Agent on behalf of the Lenders as security for the Loan and including all property of any kind described as part of the Mortgaged Property under the Mortgage.

                  "COLLATERAL AGENT" means LaSalle Bank National Bank Association, a national banking association (or any successor thereto designated by the Agent), in its capacities as a "bank" (as defined in Section 9-102(a)(8) of the UCC), as a "securities intermediary" (as defined in Section 8-102(a)(14) of the UCC) and as collateral agent for the Lenders.

                  "COLLATERAL ASSIGNMENT OF HEDGE" means the Collateral Assignment of Hedge, dated as of the applicable date and executed by Borrower, the Agent and the hedge counterparty.

                  "COLLATERAL SECURITIZATION" has the meaning provided in
SECTION 6.1(R).

                  "COLLATERAL SECURITY INSTRUMENT" means any right, document or instrument, other than the Mortgage, given as security for the Loan, including, without limitation, the Collateral Assignment of Hedge and the Contract Assignment.

                  "COLLECTION ACCOUNT" has the meaning set forth in Section 2.12(A) hereof.

                  "COLLECTION PERIOD" means, with respect to any Payment Date, the period commencing on and including the eleventh (11th) day in the month preceding the month in which such Payment Date occurs through and including the tenth (10th) day in the month in which such Payment Date occurs; provided, however, that in the case of the first Payment Date, the "COLLECTION PERIOD" shall commence on the Closing Date.

                  "COMMITMENT" means the commitment dated December 6, 2004, entered into by Terremark Worldwide, Inc. and the initial Lender with respect to the Loan.

                  "COMMITMENT FEE" means $490,000.

                  "COMMON STOCK" has the meaning specified in the recitals to this Agreement.

                  "CONDEMNATION PROCEEDS" means, in the event of a Taking with respect to the Mortgaged Property, the proceeds in respect of such Taking less any reasonable third party out-of-pocket expenses incurred in collecting such proceeds.

                  "CONSUMER PRICE INDEX" means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, in the area where the Mortgaged Property is located; All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted and if the Consumer Price Index ceases to be published and there is no successor thereto, such other index as Agent and Borrower shall mutually agree upon.

                  "CONTINGENT OBLIGATION" means, as used in the definition of Other Borrowings, without duplication, any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly. Without limiting the generality of the foregoing, the term "CONTINGENT OBLIGATION" shall include any obligation of Borrower:

                  (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

                  (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

                  (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

                  (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower is required to perform thereunder) as determined by Agent in good faith.

                  "CONTRACT ASSIGNMENT" means, with respect to the Mortgaged Property, the Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the Closing Date and executed by Borrower.

                  "CONTRACTS" means the Management Agreement and all other agreements to which Borrower is a party or which are assigned to Borrower by the Manager in the Management Agreement and which are executed in connection with the construction, operation and management of the Mortgaged Property (including, without limitation, agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified.

                  "DEFAULT" means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

                  "DEFAULT ADMINISTRATION FEE" means an amount equal to the product of (x) 1% and (y) the Principal Indebtedness as of the date the Default Administration Fee becomes payable.

                  "DEFAULT RATE" means the per annum interest rate equal to the lesser of (a) 5.0% per annum in excess of the rate otherwise applicable hereunder and (b) the maximum rate allowable by applicable law.

                  "DEFICIENT AMOUNT" has the meaning set forth in SECTION 5.1(X)(IV)(B).

                  "DEPOSIT ACCOUNT" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all "deposit accounts" as defined in the UCC.

                  "DOCUMENTS" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all "documents" as defined in the UCC (whether negotiable or non-negotiable) or other receipts covering, evidencing or representing goods.

                  "ELIGIBLE ACCOUNT" means a separate and identifiable account from all other funds held by the holding institution that is: (i) an account maintained with a federal or state chartered depository institution or trust company whose (1) commercial paper, short-term debt obligations or other short-term deposits are rated by the Rating Agencies not less than "A-1"(or the equivalent), if the deposits are to be held in the account for thirty (30) days or less or (2) long-term unsecured debt obligations are rated at least "AA-" (or the equivalent), if the deposits are to be held in the account more than thirty
(30) days or (ii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity. An Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership. Following a downgrade, withdrawal, qualification or suspension of such institution's rating, each account must promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

                  "ENGINEER" means an Independent Engineer selected by Borrower and reasonably approved by Agent.

                  "ENGINEERING REPORT" means the structural engineering reports with respect to the Mortgaged Property prepared by an Engineer and delivered to Agent in connection with the Loan and any amendments or supplements thereto delivered to Agent.

                  "ENVIRONMENTAL AUDITOR" means an Independent environmental auditor selected by Borrower and reasonably approved by Agent.

                  "ENVIRONMENTAL CLAIM" means any notice, notification, request for information, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication (whether written or oral) by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or the Mortgaged Property (whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, Use or Release into the environment of any Hazardous Substance at any location (whether or not owned, managed or operated by Borrower) that affects Borrower or the Mortgaged Property, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law or (iii) any alleged injury or threat of injury to human health, safety or the environment.

                  "ENVIRONMENTAL INDEMNITY AGREEMENT" means the Environmental Indemnity Agreement dated as of the Closing Date, from Borrower and the Guarantor, as indemnitor, to the Lenders, Agent and Collateral Agent, as indemnitees.

                  "ENVIRONMENTAL LAWS" means any and all present and future federal, state or local laws, statutes, ordinances, rules or regulations, or any judicial interpretation thereof, any judicial or administrative orders, decrees or judgments thereunder issued by a Governmental Authority, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the environment, human health or safety, or the Release or threatened Release of Hazardous Substances or otherwise relating to the Use of Hazardous Substances.

                  "ENVIRONMENTAL REPORTS" means a "Phase I Environmental Site Assessment" (and, if such Phase I Environmental Site Assessment identifies any recognized environmental conditions requiring further investigation, a "Phase II Environment Site Assessment" with respect to such recognized environmental conditions) as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-2000 and an asbestos survey, with respect to the Mortgaged Property, prepared by an Environmental Auditor and delivered to Agent and any amendments or supplements thereto delivered to Agent.

                  "EO13224" has the meaning set forth in SECTION 4.1(V) hereof.

                  "EQUIPMENT" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all "equipment" as defined in the UCC, and (ii) all of the following (regardless of how classified under the UCC): all building materials, construction materials, personal property constituting furniture, fittings, appliances, apparatus, leasehold improvements, machinery, devices, interior improvements, appurtenances, equipment, plant, furnishings, fixtures, computers, electronic data processing equipment, telecommunications equipment and other fixed assets now owned or hereafter acquired by Borrower, and all Proceeds of (i) and (ii) and as well as all additions to, substitutions for, replacements of or accessions to any of the items recited as aforesaid and all attachments, components, parts (including spare parts) and accessories, whether installed thereon or affixed thereto, all regardless of whether the same are located on such Mortgaged Property or are located elsewhere (including, without limitation, in warehouses or other storage facilities or in the possession of or on the premises of a bailee, vendor or manufacturer) for purposes of manufacture, storage, fabrication or transportation and all extensions and replacements to, and proceeds of, any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

                  "ERISA AFFILIATE" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

                  "EVENT OF DEFAULT" has the meaning set forth in SECTION 7.1 hereof.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

                  "EXISTING LENDER" means Ocean Bank, a Florida banking corporation.

                  "EXISTING MORTGAGE" means the Amended and Restated Mortgage and Security Agreement, Assignment of Leases and Rents and Fixture Filings given by Borrower to Existing Lender dated as of November 7, 2000, as amended.

                  "EXISTING NOTE" means the Amended and Restated Promissory Note dated November 7, 2000 in the stated principal amount of $60,675,000.00 by Borrower in favor of Existing Lender, as modified by letter dated November 17, 2000 from Borrower in favor of Existing Lender, as further amended and restated by the Amended and Restated Promissory Note dated November 4, 2003 in the stated principal amount of $35,401,566.82 from Borrower in favor of Existing Lender.

                  "EXISTING PREFERRED STOCK" means the Borrower's Series G Convertible Preferred Stock, Series H Convertible Preferred Stock and Series I Convertible Preferred Stock.

                  "EXPENSE DEPOSIT" means $50,000.

                  "FEE LETTER" means the letter dated the date hereof entered into between Borrower and the Collateral Agent, with respect to the fees of the Collateral Agent under this Agreement.

                  "FISCAL YEAR" means the 12-month period ending on March 31st of each year (or, in the case of the first fiscal year, such shorter period from the Closing Date through such date) or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Agent.

                  "FUND" has the meaning set forth in the definition of "Permitted Investments".

                  "GAAP" means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

                  "GENERAL INTANGIBLES" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all "general intangibles" as defined in the relevant UCC, now owned or hereafter acquired by Borrower and (ii) all of the following (regardless of how characterized): all agreements, covenants, restrictions or encumbrances affecting the Mortgaged Property or any part thereof.

                  "GOVERNMENTAL AUTHORITY" means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GROSS REVENUE" means, for any period, the total dollar amount of all income and receipts received by, or for the account of, Borrower in the ordinary course of business with respect to the Mortgaged Property, but excluding Loss Proceeds (other than the proceeds of business interruption insurance or the proceeds of a temporary Taking in lieu of Rents).

                  "GUARANTOR" means Terremark Worldwide, Inc., a Delaware corporation.

                  "GUARANTY OF NONRECOURSE OBLIGATIONS" means, with respect to the Loan, the Guaranty of Nonrecourse Obligations guaranteeing the exceptions to the nonrecourse provisions of the Loan Documents for which liability is retained as described in Section 8.24 hereof from the Guarantor to the Agent for the benefit of the Lenders.

                  "HAZARDOUS SUBSTANCE" means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBS"), lead in drinking water, lead-based paint and radon, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (iii) any other chemical or any other hazardous material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

                  "IMPOSITIONS" means all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), ground rents, water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, in respect of the Mortgaged Property (including all interest and penalties thereon), accruing during or in respect of the term hereof and which may be assessed against or imposed on or in respect of or be a Lien upon (1) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Mortgaged Property, or any other collateral delivered or pledged to Agent in connection with the Loan, is located) or Lenders, or (2) the Mortgaged Property, or any other collateral delivered or pledged to Lenders in connection with the Loan, or any part thereof or any Rents therefrom or any estate, right, title or interest therein, or (3) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Mortgaged Property or the leasing or use of the Mortgaged Property or any part thereof, or the acquisition or financing of the acquisition of the Mortgaged Property by Borrower.

                  "IMPROVEMENTS" means all buildings, structures, fixtures and improvements now or hereafter owned by Borrower of every nature whatsoever situated on any Land constituting part of the Mortgaged Property (including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be affixed to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

                  "INDEBTEDNESS" means the Principal Indebtedness, together with all other obligations and liabilities due or to become due to the Lenders pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to the Lenders hereunder or pursuant to the Note or any of the other Loan Documents.

                  "INDEMNIFIED PARTIES" has the meaning set forth in SECTION 5.1(I).

                  "INDEPENDENT" means, when used with respect to any Person, a Person that (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, and
(ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, trustee, partner, director or person performing similar functions.

                  "INDEX MATURITY" has the meaning set forth in the definition of LIBOR.

                  "INSTRUMENTS" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all "instruments" as defined in the UCC.

                  "INSURANCE ESCROW ACCOUNT" has the meaning set forth in
SECTION 2.13(B).

                  "INSURANCE PREMIUMS" has the meaning set forth in SECTION 5.1(X)(III).

                  "INSURANCE PROCEEDS" means, in the event of a casualty with respect to the Mortgaged Property, the proceeds received under any insurance policy applicable thereto less any reasonable third party out-of-pocket expenses incurred in collecting such proceeds.

                  "INSURANCE REQUIREMENTS" means all material terms of any insurance policy required pursuant to this Agreement or the Mortgage and all material regulations, rules and other requirements of the National Board of Fire Underwriters or such other body exercising similar functions applicable to or affecting the Mortgaged Property or any part thereof or any use or condition thereof.

                  "INSURED CASUALTY" has the meaning set forth in SECTION 5.1(X)(IV)(B).

                  "INTELLECTUAL PROPERTY" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under the trademark licenses, trademarks, rights in intellectual property, trade names, service marks and copyrights, copyright licenses, patents, patent licenses or the license to use intellectual property such as computer software owned or licensed by Borrower or other proprietary business information relating to Borrower's policies, procedures, manuals and trade secrets.

                  "INTEREST ACCRUAL PERIOD" means, in connection with the calculation of interest accrued with respect to any Payment Date, the period commencing on and including the eleventh (11th) day in the month preceding the month in which such Payment Date occurs through and including the tenth (10th) day in the month in which such Payment Date occurs; PROVIDED, HOWEVER, that the first Interest Accrual Period for the Loan shall commence on the Closing Date.

                  "INTEREST DETERMINATION DATE" means, in connection with the calculation of interest to accrue for any Interest Accrual Period, the second Business Day preceding the fifteenth (15th) day of the month in which such Interest Accrual Period commences; PROVIDED, HOWEVER, that the first Interest Determination Date for the Loan shall be the second Business Day preceding the Closing Date.

                  "INVENTORY" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all "inventory" as defined in the UCC and shall include all Documents representing the same.

                  "INVESTMENT PROPERTY" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all "investment property" as defined in the UCC.

                  "LAND" has the meaning provided in the Mortgage.

                  "LEASES" means all leases, subleases, lettings, occupancy agreements, tenancies and licenses by Borrower as landlord of the Mortgaged Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.

                  "LEASING COMMISSIONS" means leasing commissions incurred by Borrower in connection with leasing the Mortgaged Property or any portion thereof (including renewals of existing Leases).

                  "LEGAL REQUIREMENTS" means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, Environmental Laws) affecting Borrower or the Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof (including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof).

                  "LENDER" has the meaning provided in the first paragraph of this Agreement.

                  "LETTER OF CREDIT RIGHTS" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all "letter of credit rights" as defined in the UCC.

                  "LIBOR" means the rate per annum calculated as set forth below:

                  (i) On each Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 for a period of one month (the "INDEX Maturity"), commencing on such Interest Determination Date, which appears on Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time (or such other page as may replace the Dow Jones Market Service (formerly Telerate) Page on that service for the purposes of displaying London interbank offered rates of major banks). If no such offered rate appears, LIBOR with respect to the relevant Interest Accrual Period will be determined as described in (ii) below.

                  (ii) With respect to an Interest Determination Date on which no such offered rate appears on Dow Jones Market Service (formerly Telerate) Page 3750 as described in (i) above, LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for deposits in U.S. dollars for the Index Maturity which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such date. If, in turn, such rate is not displayed on the Reuters Screen LIBO Page at such time, then LIBOR for such date will be obtained from the preceding Business Day for which the Reuters Screen LIBO Page displayed a rate for the Index Maturity.

                  (iii) If on any Interest Determination Date, Agent is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be determined from such financial reporting service as Agent shall reasonably determine and use with respect to its other loan facilities on which interest is determined based on LIBOR.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent.

                  "LIEN" means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower or the Mortgaged Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic's, materialmen's and other similar liens and encumbrances).

                  "LOAN" means the loan made by Agent to Borrower pursuant to the terms of this Agreement.

                  "LOAN AMOUNT" means an amount equal to $49,000,000.

                  "LOAN DOCUMENTS" means this Agreement, the Note, the Contract Assignment, the Management Agreement, the Manager's Subordination, the Mortgage, the Assignment of Rents and Leases, the Environmental Indemnity Agreement, the Guaranty of Non-Recourse Obligations, the Collateral Assignment of Hedge, the Warrants, the Registration Rights Agreement, and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrower or an Affiliate of Borrower to evidence or secure the Loan as same may be amended or modified from time to time.

                  "LOCAL DEPOSIT ACCOUNT" has the meaning set forth in Section 2.12(a)(i).

                  "LOCAL DEPOSIT ACCOUNT BANK" has the meaning set forth in
Section 2.12(a)(i).

                  "LOSS PROCEEDS" means Condemnation Proceeds and/or Insurance Proceeds.

                  "LOSSES" has the meaning set forth in Section 5.1(j).

                  "MANAGEMENT AGREEMENT" means with respect to the Mortgaged Property, the Management and Leasing Agreement entered into between Borrower and the Manager, or in such other form as may be reasonably approved by the Agent, as such agreement may be amended, modified or supplemented and in effect from time to time.

                  "MANAGER" means Terremark Realty, Inc., a Delaware corporation.

                  "MANAGER'S SUBORDINATION" means, with respect to the Mortgaged Property, the Manager's Consent and Subordination of Management Agreement, executed by the Manager, Borrower and the Agent, dated as of the Closing Date.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect upon
(i) the business operations, properties, assets or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform, or of Agent to enforce, any of the Loan Documents or (iii) the aggregate value of the Mortgaged Property.

                  "MATURITY DATE" means the earlier of (a) the Payment Date in February 2009, or (b) such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents.

                  "MONEY" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all "money" as defined in the UCC and (ii) all moneys, cash, or other items of legal tender generated from the use or operation of the Mortgaged Property.

                  "MONTHLY STATEMENT" has the meaning provided in SECTION
2.12(D).

                  "MORTGAGE" means, with respect to the Mortgaged Property, a first priority Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, granted by Borrower to or for the benefit of Agent with respect to the Mortgaged Property as security for the Loan, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.
                  "MORTGAGED PROPERTY" means, at any time, the Land, the Improvements, the Personalty, the Leases and the Rents, and all rights, titles, interests and estates appurtenant thereto, encumbered by, and more particularly described in, the Mortgage.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan defined as such in Section 3(37) of ERISA and which is covered by Title IV of ERISA (i) to which contributions have been, or were required to have been made by Borrower or any ERISA Affiliate or (ii) with respect to which Borrower could reasonably be expected to incur liability.

                  "NAP" means NAP of the Americas, Inc.

                  "NAP COLOCATION AGREEMENT" has the meaning provided in SECTION 2.12(A).

                  "NAP LEASES" means, collectively, (i) that certain Technology Center of the Americas@Miami Amended and Restated Lease Agreement - Standard Provisions, with attached rider, between Borrower, as landlord, and NAP, as tenant, dated as of June 1, 2003, with respect to the second floor of the Improvements, and (ii) that certain Technology Center of the Americas@Miami Lease Agreement, with attached rider, between Borrower, as landlord, and NAP, as tenant, dated as of June 1, 2003, with respect to the third floor of the Improvements, each as amended and in effect from time to time.

                  "NAP OBLIGOR" has the meaning provided in SECTION 2.12(A).

                  "NEGATIVE FINANCIAL COVENANTS" means the covenant that shall be deemed to have been breached automatically (and without any additional action required to be taken by the Agent) if any of the following shall occur during the term of the Loan:

                  (i) Terremark Worldwide, Inc. shall make any cash distributions or otherwise pay any cash dividends in respect of its capital or common stock (other than with respect to the Existing Preferred Stock);

                  (ii) Terremark Worldwide, Inc. shall make any principal repayments of its outstanding debt (including, without limitation, its convertible debt or its Subordinate Loan), other than such monthly or quarterly principal repayments which are contractual obligations;

                  (iii) Terremark Worldwide, Inc. shall pledge any of its existing cash balances as of the Closing Date (such cash balances being not less than $14,500,000) or the Collateral as collateral security for another loan (other than the Subordinate Loan or the permitted indebtedness under the Subordinate Loan with respect to the accounts of Terremark Worldwide, Inc.(i) at Banco Pastor in an aggregate amount not to exceed (Euro)1.75 million plus interest which secure the lease obligations of the real estate space used by, and an existing loan of, NAP de las Americas - Madrid S.A and (ii) at Ocean Bank in an aggregate amount not to exceed $750,000 plus accrued interest to secure the lease obligations of the real estate space used by Nap of the Americas/West, Inc.) without the Agent's prior approval; or

                  (iv) Terremark Worldwide, Inc. shall make any repurchases of its common stock.

                  "NET PROCEEDS" means either (x) the purchase price (at foreclosure or otherwise) actually received by Agent from a third party purchaser with respect to the Mortgaged Property, as a result of the exercise by Agent of its rights, powers, privileges and other remedies after the occurrence of an Event of Default or (y) in the event that Agent (or its nominee) or a Lender is the purchaser at foreclosure of the Mortgaged Property, the higher of
(i) the amount of Agent's or such Lender's credit bid or (ii) such amount as shall be determined in accordance with applicable law, and in either case minus all reasonable third party, out of pocket costs and expenses (including, without limitation, all attorneys' fees and disbursements and any brokerage fees, if applicable) incurred by Agent (and its nominee, if applicable) or such Lender in connection with the exercise of such remedies; PROVIDED, HOWEVER, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Loan Documents or applicable law.

                  "NOTE" means the Renewal and Future Advance Promissory Note made by Borrower to Lender pursuant to this Agreement, as such note may be modified, amended, supplemented or extended.

                  "OFAC" has the meaning set forth in SECTION 4.1(V) hereof.

                  "OFFICER'S CERTIFICATE" means a certificate delivered to Agent by Borrower which is signed by an authorized officer of Borrower.

                  "OPERATING BUDGET" means, with respect to any Fiscal Year, the operating budget for the Mortgaged Property reflecting Borrower's projections of Gross Revenues and Property Expenses for the Mortgaged Property for such Fiscal Year and on an annual and monthly basis and submitted by Borrower to Agent in accordance with the provisions of SECTION 5.1(R)(VI).

                  "ORGANIZATIONAL AGREEMENTS" means the Amended and Restated Limited Liability Company Agreement of Borrower, dated as of the date hereof, as amended or restated from time to time.

                  "ORIGINATION FEE" means the fee designated as such in the Application Letter attached to the Commitment payable to Agent on the Closing Date.

                  "OTHER BORROWINGS" means, with respect to Borrower, without duplication (but not including the Indebtedness or any interest rate protection agreement entered into pursuant hereto) (i) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, and obligations evidenced by bankers' acceptances, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower (whether or not such indebtedness has been assumed), (v) all Contingent Obligations of Borrower, (vi) liabilities and obligations for the payment of money relating to a capitalized lease obligation or sale/leaseback obligation,
(vii) liabilities and obligations representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of Borrower's business that would constitute ordinarily a trade payable to trade creditors, and (viii) all payment obligations of Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

                  "PAYMENT DATE" has the meaning provided in SECTION 2.5(A).

                  "PAYMENT DATE STATEMENT" has the meaning provided in SECTION 2.12(D).

                  "PAYMENT INTANGIBLES" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all "payment intangibles" as defined in the UCC.

                  "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

                  "PERMITS" means all licenses, permits, variances and certificates required by Legal Requirements to be obtained by Borrower and used in connection with the ownership, operation, use or occupancy of the Mortgaged Property (including, without limitation, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Mortgaged Property).

                  "PERMITTED ENCUMBRANCES" means, with respect to the Mortgaged Property, collectively, (i) the Lien created by the Mortgage, or any other Loan Documents of record, (ii) all Liens and other matters disclosed on the Title Insurance Policy concerning the Mortgaged Property, (iii) Liens, if any, for Impositions imposed by any Governmental Authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with the Mortgage, (iv) mechanic's or materialmen's Liens, if any, being contested in good faith and by appropriate proceedings in accordance with the Mortgage, provided that no foreclosure has been commenced by the lien claimant, (v) rights of existing and future tenants and residents as tenants only pursuant to Leases, and (vi) Liens for public utilities, which Liens and encumbrances referred to in clauses (i)-(vi) above do not materially and adversely affect (1) the ability of Borrower to pay in full the Principal Indebtedness and interest thereon in a timely manner or (2) the use of the Mortgaged Property for the use currently being made thereof, the operation of the Mortgaged Property as currently being operated or the value of the Mortgaged Property.

                  "PERMITTED HOLDER" means (i) Manuel D. Medina, (ii) Francis Lee and (iii) any "controlled" (as such term is defined in the definition of Affiliate) Affiliate of Manuel D. Medina and/or Francis Lee.

                  "PERMITTED INVESTMENTS" means any one or more of the following obligations or securities acquired at a purchase price of not greater than par:

                  (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America;

                  (ii) obligations of the following United States of America government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations);

                  (iii) federal funds, unsecured certificates of deposit, time deposits, bankers' acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies;

                  (iv) unsecured certificates of deposit, time deposits, federal funds or banker's acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, which investments are fully insured by the Federal Deposit Insurance Corp.;

                  (v) debt obligations with maturities of not more than 365 days and rated by the Rating Agencies in its highest long-term unsecured rating category;

                  (vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 270 days and that is rated by the Rating Agencies in their highest short-term unsecured debt rating;

                  (vii) the Federated Prime Obligation Money Market Fund (the "FUND") so long as the Fund is rated "AAAm" or "AAAm-G" (or the equivalent) by the Rating Agencies;

                  (viii) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, which the Agent shall have approved in writing and for which, if the Loan has been included in a Secondary Market Transaction in which Securities are issued, Borrower shall have delivered a Rating Confirmation;

PROVIDED, HOWEVER, that (A) the investments described in clauses (i) through
(viii) above must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity or have an "r" highlighter affixed to its rating; and provided, further, that, in the judgment of Agent, such instrument continues to qualify as a "cash flow investment" pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if such instrument or security evidences (x) a right to receive only interest payments or (y) the right to receive principal and interest payments derived from an underlying investment at a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

                  "PERMITTED TRANSFER" means any conveyance, assignment or sale or other disposition (and not a mortgaging, encumbrance, pledging, hypothecation, or granting of a security interest)(directly or indirectly) of the voting and beneficial ownership interests in the Borrower following which
(1) Terremark Worldwide, Inc. owns (directly or indirectly) 80% or more of such voting and beneficial ownership interests in the Borrower and (2) controls the operations and management of the Borrower; provided, that any such Transfer referred to above which takes the form of a Transfer of the equity ownership interests in the Borrower to a transferee which (collectively amongst itself and its Affiliates that own such equity ownership interests) acquires (directly or indirectly) a greater than 49% ownership interest in the Borrower or which acquires control over the operations and management of the Borrower, shall not be permitted unless the Borrower delivers to the Agent (1) a substantive non-consolidation opinion in form and substance acceptable to the Agent and if the Loan has been included in a Secondary Market Transaction in which Securities are issued, the Rating Agencies and (2) if the Loan has been included in a Secondary Market Transaction in which Securities are issued, a Rating Confirmation. "PERMITTED TRANSFERS" shall include sales and purchases of the capital stock of Terremark Worldwide, Inc., provided, that Terremark Worldwide, Inc. remains the surviving entity of any such sale or purchase and a publicly-traded company following such sale or purchase.

                  "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

                  "PERSONALTY" means all right, title and interest of Borrower in and to all Equipment, Inventory, Accounts, General Intangibles, Instruments, Receivables, Pledged Accounts, Deposit Accounts, Contracts and Intellectual Property and all other personal property as defined in the relevant UCC, now owned or hereafter acquired by Borrower and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Mortgaged Property or which may be used in or relating to the planning, development, financing or operation of such Mortgaged Property, including, without limitation, furniture, furnishings, equipment, machinery, money, insurance proceeds, accounts, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of Borrower under leases of fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Borrower with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs.

                  "PLAN" means an employee benefit or other plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and (i) was established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions or (ii) with respect to which Borrower could reasonably be expected to incur liability.

                  "PLEDGED ACCOUNTS" means the Collection Account and the Reserve Account and any successor accounts thereto.

                  "POLICIES" has the meaning provided in SECTION 5.1(X)(III).

                  "PREPAYMENT FEE" means, with respect to any prepayment of the Principal Indebtedness during the initial thirty-six (36) months of the term of the Loan, the product of (x) 0.39583%, (y) the outstanding Principal Indebtedness prepaid and (z) the number of months remaining to the end of the thirty-sixth (36th) month of the term of the Loan (i.e. prepayments during the initial month have 36 months remaining, etc., until prepayments during the 36th month have one month remaining). The Prepayment Fee shall not apply to (1) payments of the Principal Payment Amount by the Borrower or (2) any principal payments on the Loan the source of which is Loss Proceeds or (3) any prepayment of the Loan in whole from any source following an Insured Casualty where the Agent has elected to apply the Insurance Proceeds to prepay the Loan (i.e. the Insurance Proceeds have not been made available to the Borrower to restore the Mortgaged Property).

                  "PRINCIPAL INDEBTEDNESS" means the principal amount of the Loan outstanding as adjusted by each increase (including for advances made by Lenders to protect the Collateral), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

                  "PRINCIPAL PAYMENT AMOUNT" means the principal payment required to be paid on the Note on each Payment Date in the applicable amount set forth on Schedule 1 attached hereto.

                  "PROCEEDS" shall have the meaning given in the UCC and, in any event, shall include, without limitation, all of Borrower's right, title and interest in and to proceeds, product, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.

                  "PROHIBITED PERSON" has the meaning provided in SECTION
4.1(V).

                  "PROPERTY EXPENSES" means, with respect to the Mortgaged Property, the following costs and expenses but only, in the case of costs and expenses in respect of goods and services, to the extent that they (x) are paid to Persons who are generally in the business of providing such goods and services and (y) are customary for the types of goods or services provided in the geographical area in which such goods or services are provided:

                  (i) Impositions;

                  (ii) insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement or the other Loan Documents;

                  (iii) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services with respect to the Mortgaged Property;

                  (iv) payments required under service contracts (including, without limitation, service contracts for heating, ventilation and air conditioning systems, elevators, landscape maintenance, pest extermination, security, furniture, trash removal, answering service and credit checks);

                  (v) wages, benefits, payroll taxes, uniforms, the cost of cleaning supplies, insurance costs and all related expenses for on-site maintenance personnel (including, without limitation, housekeeping employees, porters and general repair, maintenance and security employees), whether hired by Borrower, Manager, Collateral Agent or any other Person;

                  (vi) costs required in connection with the enforcement of any Lease (including, without limitation, reasonable attorneys' fees, charges for lock changes and storage and moving expenses for furniture, fixtures and equipment);

                  (vii) advertising and rent-up expenses (including, without limitation, leasing services, tenant rent concessions, promotions for existing and prospective tenants, banners and signs);

                  (viii) out-of-pocket cleaning, maintenance and repair expenses;

                  (ix) any expense the proportionate cost of which is passed through to tenants pursuant to executed Leases;

                  (x) legal, accounting, auditing and other professional fees and expenses incurred in connection with the ownership, leasing and operation of the Mortgaged Property (including, without limitation, collection costs and expenses);

                  (xi) permits, licenses and registration fees and costs;

                  (xii) any expense necessary in order to prevent a breach under a Lease;

                  (xiii) any expense necessary in order to prevent or cure a violation of any Legal Requirement (including Environmental Law), regulation, code or ordinance;

                  (xiv) costs and expenses of any appraisals, valuations, surveys, inspections, environmental assessments or market studies;

                  (xv) costs and expenses of security and security systems provided to and/or installed and maintained with respect to the Mortgaged Property;

                  (xvi) costs of title, UCC, litigation and other searches and costs of maintaining the Lien of the Mortgage thereon and the security interest in any related Collateral;

                  (xvii) fees and expenses of property managers contracted with by Borrower to perform management, administrative, payroll or other services in connection with the operation of the Mortgaged Property (including, without limitation, the fees and expenses owed to Manager under the Management Agreement);

                  (xviii) any other costs and expenses contemplated by the Operating Budget and customarily incurred in connection with operating properties similar in type and character to the Mortgaged Property; and

                  (xix) any other category of property expense that is customary for a property of the type and size as the Mortgaged Property and is reasonably approved by Agent on behalf of the Lenders.

                  "PURCHASE AGREEMENT" means the Purchase Agreement among the Guarantor, as issuer, the guarantors named therein and the agent and purchasers named therein dated as of the date hereof relating to the Subordinate Loan.

                  "QUALIFIED INTEREST RATE CAP PROVIDER" means an interest rate cap counterparty either (x) whose long-term debt obligations are rated by the Rating Agencies not lower than "AAA" (or the equivalent), or (y) whose long-term debt obligations are rated by the Rating Agencies not lower than "AA-" (or the equivalent) and whose short-term debt obligations are rated by the Rating Agencies not lower than "A-1+" (or the equivalent).

                  "QUARTERLY STATEMENT" has the meaning provided in SECTION 2.12(E).

                  "RATING AGENCIES" means at least two of Fitch, Inc., Moody's Investors Service, Inc. and Standard & Poor's Ratings Services (or, if a Secondary Market Transaction has occurred in which Securities have been issued, each of the foregoing that rated such Securities).

                  "RATING CONFIRMATION" means the written confirmation of the Rating Agencies that a proposed action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Secondary Market Transaction.

                  "REAL ESTATE TAXES ESCROW ACCOUNT" has the meaning provided in
SECTION 2.13(B).

                  "RECEIVABLES" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under (i) any Accounts, Chattel Paper, Instruments, Payment Intangibles, Letter of Credit Rights, Documents, insurance policies, drafts, bills of exchange, trade acceptances, notes or other indebtedness owing to Borrower from whatever source arising, (ii) to the extent not otherwise included above, (a) all income, Rents, issues, profits, revenues, deposits and other benefits from the Mortgaged Property and (b) all receivables and other obligations now existing or hereafter arising, or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the Mortgaged Property or other commercial space located at the Mortgaged Property or acquired from others (including, without limiting the generality of the foregoing, from rental of space, halls, stores, and offices, and deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales of merchandise, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance, (iii) all of the books and records (whether in tangible, electronic or other form) now or hereafter maintained by or on behalf of Mortgagor in connection with the operation of the Mortgaged Property or in connection with any of the foregoing and (iv) all Supporting Obligations and all liens and security interests securing any of the foregoing and all other rights, privileges and remedies relating to any of the foregoing.

                  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, between the Guarantor and the initial Lender, dated as of the date hereof, which agreement may be incorporated into the Warrants.

                  "RELEASE" means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

                  "REMEDIAL WORK" has the meaning set forth in SECTION
5.1(D)(I).

                  "RENTS" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under all income, rents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Property.

                  "REPLACEMENT RESERVE ACCOUNT" has the meaning set forth in
Section 2.13(a).

                  "RESERVE ACCOUNT" means the Capital and Leasing Costs Account, the Replacement Reserve Account, the Real Estate Taxes Escrow Account and the Insurance Escrow Account, collectively, and any successor accounts to any of the foregoing.

                  "SECONDARY MARKET TRANSACTION" has the meaning set forth in
SECTION 5.1(W).

                  "SECURITIES" means mortgage pass-through certificates or other securities issued in a Secondary Market Transaction and evidencing a beneficial interest in or secured in whole or in part by the Loan in a rated or unrated public offering or private placement.

                  "SECURITIZATION VEHICLE" means a trust, partnership, limited liability company, business trust or other entity to which a loan secured by the Mortgaged Property or the Mortgaged Property is sold or transferred in connection with the simultaneous issuance by such vehicle of a debt or equity security backed by or representing an interest in the Mortgaged Property, either alone or together with other assets.

                  "SERVICING FEE" means a fee equal to the sum of (x) one-twelfth (1/12th) of 0.0322449% multiplied by the outstanding Principal Indebtedness plus (y) $6,000 per annum (i.e. $500 per month), payable monthly on each Payment Date.

                  "SINGLE-PURPOSE ENTITY" means a Person, other than an individual, which (i) is formed or organized under the laws of a state of the United States or the District of Columbia solely for the purpose of acquiring and directly holding an ownership interest in the Mortgaged Property, (ii) does not engage in any business unrelated to the Mortgaged Property, (iii) does not have any assets other than those related to its interest in the Mortgaged Property or any indebtedness other than as permitted by this Agreement, the Mortgage or the other Loan Documents, (iv) has its own separate books and records and has its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (v) is subject to all of the limitations on powers set forth in the Organizational Agreement of Borrower as of the Closing Date, (vi) holds itself out as being a Person separate and apart from any other

Person and (vii) has, or is controlled, directly or indirectly, by a Person that has, at least one independent director that is not an employee, officer, director, or paid consultant of any Affiliate of such Person or of any principal or officer of such Person.

                  "SUBORDINATE LENDER" means the purchasers of the Subordinate Loan pursuant to the Purchase Agreement.

                  "SUBORDINATE LOAN" means $30,000,000 aggregate principal amount of the Borrower's Senior Secured Notes due 2009.
                  "SUBORDINATION AGREEMENT" means the Subordination Agreement between the Agent on behalf of the Lenders and the Subordinate Lender, dated as of the Closing Date.

                  "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Stock are at the time, directly or indirectly, owned by such first named Person.

                  "SUPPORTING OBLIGATIONS" means all of Borrower's right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all "supporting obligations" as defined in the UCC and (ii) any other guarantee, letter of credit, secondary obligation, right or privilege that supports or pertains to any of the Mortgaged Property.

                  "SURVEY" means a certified ALTA/ACSM survey of the Mortgaged Property prepared by a registered Independent surveyor, containing the form of survey or certification provided to Borrower by the Agent and in form and content satisfactory to the Agent and the company issuing the Title Insurance Policy for the Mortgaged Property.

                  "TAKING" means a taking or voluntary conveyance during the term hereof of all or part of the Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting the Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.

                  "TI COSTS" means tenant improvement costs and allowances incurred by Borrower in connection with renewing existing Leases or executing new Leases for space located in the Mortgaged Property.

                  "TITLE INSURANCE POLICY" means a mortgagee's title insurance policy or policies (i) issued by one or more title companies reasonably satisfactory to Agent which policy or policies shall be in form ALTA 1992 (with waiver of arbitration provisions) (with co-insurance or reinsurance as Agent may require reasonably satisfactory to Agent), naming Agent as the insured party for benefit of the Lenders, (ii) insuring the Mortgage as being a first and prior lien upon the Mortgaged Property, (iii) showing no encumbrances against the Mortgaged Property (whether junior or superior to the Mortgage) which are not acceptable to Agent other than Permitted Encumbrances, (iv) in an amount acceptable to Agent (but not more than the Loan Amount), and (v) otherwise in form and content reasonably acceptable to Agent. Such Title Insurance Policy shall include the following endorsements or affirmative coverages in form and substance reasonably acceptable to Agent, to the extent available in the jurisdiction in which the Land is located: variable rate endorsement; survey endorsement; comprehensive endorsement; contiguity (if applicable) coverage; and such other endorsements as Agent shall reasonably require in order to provide insurance against specific risks identified by Agent in connection with the Mortgaged Property.

                  "TRANSACTION" means the transactions contemplated by the Loan Documents.

                  "TRANSACTION COSTS" means all costs and expenses paid or payable by Borrower relating to the Transaction (including, without limitation, appraisal fees, legal fees and accounting fees and the costs and expenses described in SECTION 8.23).

                  "TRANSFER" means the conveyance, assignment, sale, mortgaging, encumbrance (other than a Permitted Encumbrance), pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest (a) in all or any portion of the Mortgaged Property; or (b) in the stock, partnership interests, membership interests or other ownership interests in Borrower shall also include, without limitation to the foregoing, the following: an installment sales agreement wherein Borrower agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Borrower leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower's right, title and interest in and to any Leases or any Rent; and any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation.

                  "UCC" means with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority. Wherever this agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

                  "UCC SEARCHES" has the meaning set forth in SECTION 3.1(V) hereof.

                  "USE" means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance in connection with or affecting Borrower or the Mortgaged Property.

                  "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                  "WARRANT SHARES" means a share of the Common Stock of the Guarantor issuable upon exercise of a Warrant.

                  "WARRANTHOLDER" means a Person in whose name a Warrant or Warrant Share is registered.

                  "WARRANTS" has the meaning specified in the recitals to this Agreement.

                  "WELFARE PLAN" means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate has an obligation to make contributions and covers any current or former employee of Borrower or any ERISA Affiliate.

                                   ARTICLE II.
                                  GENERAL TERMS

                  Section 2.1. THE LOAN; THE WARRANTS.

                  (a) Subject to the terms and conditions of this Agreement, on the Closing Date the Lenders shall acquire the Existing Note and the Existing Mortgage (by assignment) from the Existing Lender and make an advance to Borrower in the amount necessary to make the total principal amount outstanding on the date hereof equal to the Loan Amount. The proceeds of the Loan shall be used solely for the purposes identified in SECTION 2.2 hereof. On the Closing Date, upon the satisfaction of the conditions set forth in SECTION 3.1, the Agent shall wire immediately available funds to an account designated by Borrower in an amount equal to (x) the Loan Amount, less (y) the sum of (i) the Origination Fee (giving credit to the Commitment Fee), (ii) the deposits to the Capital and Leasing Costs Account, the Real Estate Taxes Escrow Account and the Insurance Escrow Account required to be funded from Loan proceeds pursuant to
SECTION 2.13, (iii) the out-of-pocket expenses incurred by Agent in connection with the origination and funding of the Loan in excess of the sum of the Application Deposit and the Expense Deposit and (iv) the reasonable fees and expenses of Agent's, Borrower's and Collateral Agent's counsel.

                  (b) The Loan shall constitute one general obligation of Borrower to Lenders and shall be secured by the security interest in and Liens granted upon all of the Collateral, and by all other security interests and Liens at any time or times hereafter granted by Borrower to Agent or to Collateral Agent on behalf of Lenders as security for the Loan.

                  (c) Concurrently with the execution and delivery of this Agreement, the Guarantor has authorized the issue and sale to the initial Lender of 5 million Warrants to purchase initially 5 million shares of Common Stock.

                  (d) The Borrower on behalf of itself and the Guarantor, the Agent and the initial Lender hereby acknowledge that, for the purposes of
Section 1273(c)(2) of the Code, the

Warrant is part of an investment unit with the Loan being made by the Lender to the Borrower under this Agreement, and that the allocated purchase price of the Warrant for such purposes, as evidenced by a separate document to be delivered to Lender by Borrower, shall be acceptable to Lender. The Borrower on behalf of itself and the Guarantor and the initial Lender agree to use the foregoing allocated purchase price as the purchase price of the Warrant for all income tax purposes.

                  Section 2.2. USE OF PROCEEDS. Proceeds of the Loan shall be used only for the following purposes: (a) to acquire the Existing Note and Existing Mortgage and to purchase the membership interests in the Borrower not owned by Terremark Worldwide, Inc. or its subsidiaries as of the Closing Date,
(b) to pay to Agent the Origination Fee, (c) to make the required deposits to the Capital and Leasing Costs Account, the Real Estate Taxes Escrow Account and the Insurance Escrow Account, (d) to pay Transaction Costs (including the reasonable out of pocket expenses incurred by Lenders in connection with the origination and funding of the Loan) and (e) to pay to counsel to each of the Agent and Borrower its respective reasonable fees, expenses and disbursements. If any Loan proceeds remain after application thereof as set forth in the preceding sentence, such excess proceeds may be used for the general corporate purposes of Borrower.

                  Section 2.3. SECURITY FOR THE LOAN. The Note and Borrower's obligations hereunder and under all other Loan Documents shall be secured by (a) Liens upon the Mortgaged Property pursuant to the Mortgage, (b) the Contract Assignment, (c) the Manager's Subordination, (d) the Assignment of Leases and Rents, (e) the Collateral Assignment of Hedge and all other security interests and Liens granted in this Agreement and in the other Loan Documents.

                  Section 2.4. BORROWER'S NOTE. Borrower's obligation to pay the principal of and interest on the Loan and all other amounts due under the Loan Documents shall be evidenced initially by the Note, duly executed and delivered by Borrower on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, with a final maturity on the Maturity Date. The initial Lender shall have the right, at no cost to Borrower, to have the Note subdivided, by exchange for promissory notes of lesser denominations in the form of the initial Note, upon written request to Borrower and, in such event, Borrower shall promptly execute additional or replacement Notes. At no time shall the aggregate original principal amount of the Note (or of such replacement Notes) exceed the Loan Amount.

                  Section 2.5. PRINCIPAL AND INTEREST.

                  (a) Borrower shall pay to Agent interest on the Principal Indebtedness of the Loan from the Closing Date through the end of the Interest Accrual Period following or during which the Loan is paid in full at the interest rate provided in SECTION 2.5 below. Interest on the Loan shall accrue on the Principal Indebtedness commencing on the Closing Date and shall be payable in arrears on the eleventh (11th) day of the month following the month in which the Closing Date occurs and on the eleventh (11th) day of each and every month thereafter until such time as the Loan shall be repaid in full, unless, in any such case, such day is not a Business Day, in which event such interest shall be payable on the first Business Day following such date (such date for any particular month, the "PAYMENT DATE"). The Agent or its servicer shall calculate LIBOR on each Interest Determination Date for the related Interest Accrual Period and promptly communicate to Borrower such rate for such period. The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents, shall be due and payable by Borrower to the Lenders on the Maturity Date. Interest shall be computed on the basis of a 360 day year and the actual number of days elapsed.

                  (b) For the initial Interest Accrual Period, the Principal Indebtedness shall bear interest at a rate per annum equal to 7.17%. For each Interest Accrual Period thereafter, the Principal Indebtedness shall bear interest at a rate per annum equal to the greater of (a) 6.75% and (b) the sum of (x) LIBOR determined as of the Interest Determination Date for such Interest Accrual Period plus (y) 4.75%.

                  (c) Borrower shall make principal payments on the Loan on each Payment Date in an amount equal to the sum of the Principal Payment Amount and, without duplication, the amount, if any, required to be paid pursuant to CLAUSE FIRST of SECTION 2.12(B).

                  (d) While an Event of Default has occurred and is continuing, Borrower shall pay to Agent interest at the Default Rate on any amount owing to the Lenders not paid when due until such amount is paid in full.

                  Section 2.6. VOLUNTARY PREPAYMENT.

                  (a) Borrower may voluntarily prepay the Loan in whole or in part on any Payment Date; PROVIDED, HOWEVER, that, any such prepayment shall be accompanied by an amount representing all accrued interest on the portion of the Loan being prepaid and other amounts then due under the Loan Documents (including, without limitation, the Prepayment Fee, if any).

                  (b) In the event of any such voluntary prepayment, Borrower shall give Agent written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay, which notice shall be given at least thirty
(30) days' prior to the date upon which prepayment is to be made and shall specify the Payment Date on which such prepayment is to be made and the amount of such prepayment (which shall not be less than $1,000,000). If any such notice is given, the amount specified in such notice shall be due and payable on the Payment Date specified therein (unless such notice is revoked by Borrower prior to the date specified therein in which event Borrower shall immediately reimburse Agent for any out-of-pocket costs incurred in connection with the giving of such notice and its revocation).

                  Section 2.7. MANDATORY PREPAYMENT; CAPITAL EVENTS; CERTAIN TRANSFERS.

                  (a) Borrower may effect a Capital Event with respect to the Mortgaged Property on any Business Day on the condition that the Capital Event Proceeds (and, if necessary, any contributions from the principals of Borrower necessary to make the payments required hereunder) are deposited in the Collection Account and applied on the date of deposit in the Collection Account to repay the Indebtedness in full (including (1) all accrued interest on the Principal Indebtedness through the end of the Interest Accrual Period during which such deposit occurs, (2) the Prepayment Fee, if any, and (3) other amounts then due under the Loan Documents). Notwithstanding, the foregoing, Borrower may effect a Transfer (other than a Capital Event of a Mortgaged Property as provided in this SECTION 2.7(A) or a Permitted Transfer), provided (1) if the Loan has not been included in a Secondary Market Transaction in which Securities are issued, Borrower obtains the prior written consent of the Agent or (2) if the Loan has been included in a Secondary Market Transaction in which Securities were issued, Borrower shall have delivered to the Agent a Rating Confirmation and (3) the Borrower pays all out-of-pocket expenses incurred by the Agent in connection with the transaction.

                  (b) Except as otherwise provided in SECTION 2.12(F) in the event Loss Proceeds are required to be made available for restoration pursuant to SECTION 5.1(X) of this Agreement and excluding Loss Proceeds which Borrower is obligated to turn over to tenants or other third persons pursuant to applicable law, in the event of a casualty or a Taking of the Mortgaged Property, in whole or in part, Borrower shall cause all such Loss Proceeds otherwise payable with respect to the Mortgaged Property to be deposited directly into the Collection Account in accordance with SECTION 2.12(A)(III) and shall on the Payment Date occurring immediately following the receipt of such Loss Proceeds, apply such portion of Loss Proceeds solely to make the payments required pursuant to item (iii) of CLAUSE FIRST of SECTION 2.12(B) of this Agreement.

                  (c) Upon payment or prepayment of the Loan in full, Borrower shall pay to the Lenders, in addition to the amounts specified in SECTION 2.5,
SECTION 2.6 and SECTION 2.7, as applicable, all other amounts then due and payable to the Lenders pursuant to the Loan Documents.

                  Section 2.8. APPLICATION OF PAYMENTS AFTER EVENT OF DEFAULT. All proceeds relating to any repayments of the Loan after the Collateral Agent shall have received written notice of the occurrence of an Event of Default shall be applied by Agent, in Agent's sole discretion, to amounts then outstanding under this Agreement (including, without limitation, any unpaid fees of the Collateral Agent payable pursuant to the Fee Letter and any reasonable out-of-pocket costs and expenses of Collateral Agent and the Lenders, in that order, reimbursable pursuant to the terms of this Agreement arising as a result of such repayment; any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid; any accrued and unpaid Prepayment Fee in respect of any such Principal Indebtedness being repaid; the Principal Indebtedness or the portion thereof being repaid; and any other sums then due and payable to or for the benefit of Agent pursuant to this Agreement or any other Loan Document(s)).

                  Section 2.9. METHOD AND PLACE OF PAYMENT FROM THE COLLECTION ACCOUNT TO AGENT.

                  (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Agent not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to its account at J.P. Morgan Chase Bank, New York, New York (ABA No. 021-000-021, Account No. 066-612-187,
Reference: Terremark) and Agent shall disburse such payments to the Person entitled thereto on the Business Day of receipt of such payments (or the next Business Day if the payments are received after 2:00 p.m., New York City time on such Business Day) to the account designated by such Person in writing to Agent from time to time. Any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Agent shall notify Borrower in writing of any changes in the account to which payments are to be made. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.

                  (b) Except to the extent otherwise provided herein, (i) each payment or prepayment of principal of the Loan by Borrower shall be made to Agent for the account of the Lenders pro rata in accordance with the respective unpaid portion of the Loan held by such Lenders and (ii) each payment of interest on the Loan by Borrower shall be made to Agent for the account of the Lenders pro rata in accordance with the amounts of interest on the portion of the Loan held by such Lenders then due and payable to the respective Lenders.

                  Section 2.10. TAXES. All payments made by Borrower under the Note and this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than taxes imposed on the income of the Lenders).

                  Section 2.11. RELEASE OF COLLATERAL.

                  (a) Notwithstanding any other provision of this Agreement or any other Loan Document, upon the occurrence of a Capital Event with respect to the Mortgaged Property as described in Section 2.7(a) hereof, Agent, on behalf of the Lenders, shall, simultaneously with such Capital Event, release of record the Lien of the Mortgage and UCC-1 financing statements and any other Liens in favor of the Lenders relating to the Mortgaged Property or the portion thereof affected by such Capital Event provided, however, that the Agent shall not be required to release its Lien unless any Proceeds of such Capital Event are paid to Agent in full satisfaction of the Indebtedness as required hereunder.

                  (b) In the event Borrower satisfies the outstanding Indebtedness in full, Agent and, at the written direction of Agent, Collateral Agent shall withdraw and hold uninvested for Borrower in an Eligible Account at the Collateral Agent from the Business Day immediately preceding the date upon which the release of funds is to be made to Borrower and release on the date on which the outstanding Indebtedness is repaid in full any and all amounts then on deposit in the Reserve Account and/or the Collection Account to Borrower. Upon repayment of the Loan and all other amounts due hereunder and under the Loan Documents in full in accordance with the terms hereof and thereof, the Lenders shall, promptly after such payment, release or cause to be released all Liens with respect to all Collateral (including, without limitation, terminating the tenant direction letters delivered pursuant to Section 2.12(a)) or assign such Liens to Borrower's new lender(s), provided that any such assignments shall be without recourse, representation, or warranty of any kind, except that Agent and each Lender shall represent and warrant (1) the then outstanding amount of the Principal Indebtedness and (2) that such Liens have not been previously assigned by Agent or any Lender.

                  Section 2.12. CENTRAL CASH MANAGEMENT.

                  (a) COLLECTION ACCOUNT; LOCAL DEPOSIT ACCOUNT; DEPOSITS TO AND WITHDRAWALS FROM THE COLLECTION ACCOUNT AND LOCAL DEPOSIT ACCOUNT.

                  (i) On or before the Closing Date, Borrower shall establish and maintain with the Collateral Agent a collection account (the "COLLECTION ACCOUNT"), which shall be an Eligible Account with a separate and unique identification number and entitled "Citigroup Global Markets Realty Corp. as Agent, as secured party from `Technology Center of the Americas, LLC' pursuant to a Loan Agreement dated as of December 31, 2004 between `Technology Center of the Americas, LLC' and Citigroup Global Markets Realty Corp. as Agent." Not later than the Closing Date, Borrower shall deliver to each tenant under a Lease an irrevocable direction letter in a form approved by Agent requiring the tenant to pay all Rents and Money received from Accounts or under Leases and derived from the Mortgaged Property and Proceeds thereof owed to Borrower directly to the Collection Account. Borrower shall provide to Agent proof of such delivery. In addition, Borrower shall deliver an irrevocable direction letter in such form to each tenant under a new Lease entered into after the date hereof prior to the commencement of such Lease. If a tenant under a Lease forwards such Rents, Money or Proceeds to Borrower rather than directly to the Collection Account, Borrower shall (i) deliver an additional irrevocable direction letter to the tenant and make other commercially reasonable efforts to cause the tenant to forward such Rents, Money or Proceeds directly to the Collateral Account and (ii) immediately deposit or cause the Manager to deposit in the Collection Account such Rents, Money or Proceeds. On or before the Closing Date, Borrower shall
         (x) also establish and maintain with a financial institution acceptable to the Agent (the Agent hereby confirming that Ocean Bank shall be an acceptable financial institution as of the Closing Date) (the "LOCAL DEPOSIT ACCOUNT BANK") one or more local deposit accounts (collectively, the "LOCAL DEPOSIT Account"), which shall be an Eligible Account with a separate and unique identification number and entitled in the name of NAP and (y) cause the Local Deposit Account Bank to deliver to the Agent a control agreement concerning deposit accounts in form and substance reasonably acceptable to the Agent acknowledging Agent's security interest in and, following the occurrence and during the continuance of an Event of Default, control over the Local Deposit Account. Borrower shall cause NAP to deposit all payments made by each subtenant or licensee of NAP (each, a "NAP OBLIGOR") pursuant to any agreement between NAP and such NAP Obligor (each, a "NAP COLOCATION AGREEMENT") with respect to the Mortgaged Property, and proceeds thereof, into the Local Deposit Account by not later than the Business Day following the collection and receipt of such payments and proceeds. Prior to the payment in full of the Indebtedness, any and all withdrawals from the Local Deposit Account shall be made strictly in accordance with the Subordination Agreement. Borrower shall not have any right to withdraw Money from the Collection Account, which shall be under the sole dominion and control, and the "control" within the meaning of Sections 9-104 and 9-106 of the UCC, of the Agent. Any such Rents, Money or Proceeds held by Borrower or the Manager prior to deposit into the Collection Account shall be held in trust for the benefit of the Agent and the Lenders. Upon the occurrence and during the continuance of an Event of Default, neither Borrower, NAP, nor the Subordinate Lender shall have any right to withdraw Money from the Local Deposit Account, which shall be under the sole dominion and control, and the "control" within the meaning of Sections 9-104 and 9-106 of the UCC, of the Agent. The Agent and its servicer shall monitor the amount of funds deposited into the Collection Account on each Business Day during a Collection Period. By not later than the second (2nd) Business Day following the Business Day as of which the amount of funds on deposit in the Collection Account is sufficient to make all of the payments required to be made on the succeeding Payment Date pursuant to clauses first through fifth of
         SECTION 2.12(B), the Agent and its servicer shall commence remitting to an account of the Borrower designated by the Borrower free of the Agent's security interest any funds on deposit in the Collection Account in excess of such amount. The Agent and its servicer shall cease making such remittances as of the last Business Day of each Collection Period. The cycle described above of hard lockbox remittances to the Collection Account and remittances to the Borrower when the Collection Account is adequately funded shall be repeated during each Collection Period during the term of the Loan.

                  (ii) In the event that Agent has notified the Collateral Agent and Borrower that an Event of Default has occurred and is continuing,

                           (A) all Rents and Money received from Accounts or
                  under Leases and derived from the Mortgaged Property and all Proceeds thereof shall be payable to Agent for the account of Lenders or as otherwise directed by Agent on behalf of Lenders (provided that such direction shall not result in the nonpayment of any outstanding fees payable to the Collateral Agent pursuant to the Fee Letter),

                           (B) Agent on behalf of the Lenders shall make
                  deposits, or cause deposits to be made, of such Rents, Money and Proceeds directly to the Collection Account, and Borrower shall cooperate (and shall cause the Manager to cooperate) with Agent on behalf of the Lenders in the making of such deposits or causing such deposits to be made,

                           (C) Borrower shall not have any right to make or
                  direct any withdrawals from the Collection Account or the Reserve Account without the prior written consent of Agent on behalf of the Lenders, and

                           (D) proceeds on deposit in the Collection Account and
                  the Reserve Account may be applied by Collateral Agent on behalf of the Lenders for the payment of the Indebtedness pursuant to SECTION 2.8 of this Agreement.

                  (iii) So long as no Event of Default shall have occurred and be continuing, Borrower shall deposit in the Collection Account: (a) as and when required by Section 2.7(b), Loss Proceeds received by Borrower and (b) simultaneously with the consummation of any Capital Event, the Capital Event Proceeds resulting from such Capital Event and any contributions from Borrower's principals required by SECTION 2.7(A) in connection with such Capital Event.

                  (b) DISTRIBUTION OF CASH. So long as an Event of Default has not occurred and is not continuing, the Agent shall hold uninvested for Borrower or the Lenders in an Eligible Account, the funds on deposit in the Collection Account as of the close of business on the Business Day immediately preceding each Payment Date to such Payment Date and shall apply such funds on such Payment Date, in each case to the extent of the amounts set forth in the related Payment Date Statement delivered by the Collateral Agent, as follows:

                  FIRST, to the payment to the Agent of (i) the interest then due and payable on the Note with respect to the related Interest Accrual Period, (ii) the Prepayment Fee, if any, then due and payable and (iii) the Principal Indebtedness in an amount equal to the sum of the Principal Payment Amount, if any, and any additional amount to which the Agent is then entitled pursuant to Section 2.7(b) of this Agreement;

                  SECOND, to the payment to the Agent's servicer of the Servicing Fee and the servicer's expenses then due and payable pursuant to this Agreement;

                  THIRD, to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, in that order, in the respective amounts required to be deposited therein as described in Section 2.13(b);

                  FOURTH, to the Replacement Reserve Account in the amount required to be deposited therein as described in SECTION 2.13(A);

                  FIFTH, to the payment of any outstanding indemnification payment to which an Indemnified Party is then entitled pursuant to SECTIONS 5.1(I) and 5.1(J); and

                  SIXTH, to Borrower in an amount equal to remaining available funds, if any.

                  (c) PERMITTED INVESTMENTS. Borrower shall, or shall direct Agent in writing to, invest and reinvest any balance in the Collection Account, from time to time in Permitted Investments; PROVIDED, HOWEVER, that

                  (i) the maturity of the Permitted Investments on deposit therein shall be at the discretion of Borrower, but in any event no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to SECTION 2.12(A) or 2.12(B) of this Agreement,

                  (ii) after Collateral Agent has received written notice from Agent that an Event of Default has occurred and is continuing Borrower shall not have any right to direct investment of the balance in the Collection Account,

                  (iii) all such Permitted Investments shall be held in the name of Collateral Agent and shall be credited to the Collection Account, and

                  (iv) if no written investment direction is provided to Collateral Agent by Borrower, Agent shall invest any balance in the Collection Account in a Permitted Investment selected by Agent.

Agent, the Lenders and Collateral Agent shall have no liability for any loss in investments of funds in the Collection Account that are invested in Permitted Investments and no such loss shall affect Borrower's obligation to fund, or liability for funding, the Collection Account. All interest paid or other earnings on the Permitted Investments of funds deposited into the Collection Account made hereunder shall be deposited into the Collection Account. Borrower shall include all earnings on the Collection Account as income of Borrower for federal and applicable state tax purposes.

                  (d) MONTHLY AND PAYMENT DATE STATEMENTS. With respect to each Collection Period, Agent shall prepare and deliver, or shall cause to be prepared and delivered, to Borrower a statement no later than ten (10) Business Days after the end of such Collection Period setting forth the aggregate deposits to and withdrawals from the Collection Account and each account of the Reserve Account and the opening and closing balances in such accounts (collectively, the "MONTHLY STATEMENT"). With respect to each Payment Date and the related Collection Period and Interest Accrual Period, Agent shall prepare and deliver, or shall cause to be prepared and delivered to Borrower, a statement (each, a "PAYMENT DATE STATEMENT") no later than the Business Day prior to such Payment Date with respect to each of the items below, setting forth the following:

                  (i) the aggregate deposits to the Collection Account during the related Collection Period for each type of deposit under this Agreement and the opening and closing balances in the Collection Account;

                  (ii) the amount of interest then due and payable with respect to the Interest Accrual Period (including the applicable number of days and interest rate which were applied in determining such amount) and the Principal Payment Amount then due and payable;

                  (iii) the amount of the Prepayment Fee, if any, then due and payable;

                  (iv) the amount of the Servicing Fee of the Agent's servicer and any expenses payable to the Agent's servicer and any outstanding indemnification payment to which an Indemnified Party is then entitled under this Agreement;

                  (v) the following information with respect to the Principal Indebtedness in a format reasonably acceptable to Agent: (1) the Principal Indebtedness as of the preceding Payment Date, (2) any principal payable to the Lenders pursuant to SECTIONS 2.5, 2.6, 2.7 or
         2.12 on such Payment Date, and (3) the Principal Indebtedness on the current Payment Date (taking into account such payments); and

                  (vi) the amount withdrawn from or remitted to each account of the Reserve Account in accordance with SECTIONS 2.12 and 2.13 and the amount remitted to the Borrower.

                  (e) QUARTERLY STATEMENTS. No later than thirty (30) days following the end of each of the months of December, March, June, and September, beginning with the month ending at December 31, 2004, Borrower shall prepare and deliver to the Agent a statement (each a "QUARTERLY STATEMENT") in hard copy and on diskette and/or a copy through electronic mail, in form and substance reasonably satisfactory to Agent, setting forth with respect to the Mortgaged Property,

                  (i) a rent roll dated as of the last day of such quarter identifying each of the Leases by the term, renewal options (including rental base), space occupied, rental and other charges required to be paid, security deposit paid, real estate taxes paid by tenants, common area charges paid by tenants, tenant pass-throughs, any rental concessions or special provisions or inducements, tenant sales (if the tenant is required to report sales to Borrower), rent delinquencies, rent escalations, amounts taken in settlement of outstanding arrears, collections of rent for more than one (1) month in advance, "non-competition" provisions (restricting Borrower or any tenant), any defaults thereunder, any space which has "gone dark" (and any affected Leases through co-tenancy clauses) and any other information reasonably required by Lender;

                  (ii) monthly and year-to-date operating statements prepared for each calendar month during each such quarter, each of which shall include an itemization of actual (not pro forma) capital expenditures during the applicable period; and

                  (iii) a comparison of the budgeted income and expenses with the actual income and expenses for such month and year to date, together with a detailed explanation of any variances between budgeted and actual amounts that are in excess of the greater of: (1) $1,000, or
         (2) five percent (5%) or more for each line item therein.

                  (f) LOSS PROCEEDS. In the event of a casualty or Taking with respect to the Mortgaged Property, unless pursuant to SECTION 5.1(X) of this Agreement or applicable law, the Loss Proceeds are to be made available to Borrower for restoration, all of Borrower's interest in Loss Proceeds shall be paid directly to the Collection Account to satisfy the requirements of SECTION 2.7(B). If the Loss Proceeds are to be made available for restoration pursuant to this Agreement, such Loss Proceeds shall be held by the Agent in a segregated interest-bearing Eligible Account with the Collateral Agent in the name of the Agent on behalf of the Lenders to be opened by the Agent within three (3) Business Days after the Agent receives written notice of the necessity therefor, to be withdrawn by the Collateral Agent and held uninvested in an Eligible Account at the Collateral Agent account from the Business Day immediately preceding the date upon which payment to Borrower is to be made to such payment date for delivery to Borrower from time to time to pay restoration costs pursuant to a schedule reasonably acceptable to Agent and Borrower. Funds on deposit in any such account opened by the Collateral Agent shall be invested in Permitted Investments in the same manner and subject to the same restrictions as set forth in SECTION 2.12(C) with respect to the Collection Account (except that the maturity shall be not later than as necessary to satisfy the schedule referred to in the preceding sentence). If any Loss Proceeds are received by Borrower, such Loss Proceeds shall be received in trust for the Lenders, shall be segregated from other funds of Borrower, and shall be forthwith paid to Collateral Agent to the extent necessary to comply with this Agreement.

                  Section 2.13. RESERVE ACCOUNT.

                  (a) CAPITAL AND LEASING COSTS ACCOUNT AND REPLACEMENT RESERVE ACCOUNT.

                  (i) On or before the Closing Date, Borrower shall establish and maintain with the Collateral Agent two separate accounts for Capital Improvement Costs, Leasing Commissions, TI Costs and replacement reserves, each of which shall be an Eligible Account and shall have the same title as the Collection Account, for the benefit of the Lenders until the Loan is paid in full. The two accounts shall be designated the Capital and Leasing Costs Account (the "CAPITAL AND LEASING COSTS ACCOUNT"), and the Replacement Reserve Account (the "REPLACEMENT RESERVE ACCOUNT"). On the Closing Date, the initial Lender shall deposit out of the Loan proceeds $4,000,000 in the Capital and Leasing Costs Account. On each Payment Date, Agent shall deposit from the Collection Account (or if the funds for such deposit are not available pursuant to SECTION 2.12(B), Borrower shall make a deposit of Borrower's funds) in the Replacement Reserve Account, an amount equal to one-twelfth (1/12th) of the product of $0.25 and 750,000 (i.e. the rentable square footage of the Mortgaged Property).

                  (ii) Any and all Moneys remitted to the Capital and Leasing Costs Account, together with any Permitted Investments in which such Moneys are or will be invested or reinvested during the term of this Agreement, shall be held in the Capital and Leasing Costs Account (a) to be withdrawn by Collateral Agent upon written request of Borrower made not more than once each month in an amount not less than $10,000 and held uninvested for Borrower or the Lenders in an Eligible Account at the Collateral Agent from the close of business on the Business Day immediately preceding the date upon which payment is to be made to Borrower to such date, and applied at Borrower's option to pay directly or reimburse Borrower for Capital Improvement Costs, Leasing Commissions and TI Costs reasonably approved by Agent for the build out of the third floor of the Mortgaged Property pursuant to Leases executed by Borrower after the Closing Date or other contracts executed by Borrower after the Closing Date covering such space, or (b) for purposes otherwise requested by Borrower and reasonably approved by the Agent in writing.

                  (iii) Any and all Moneys remitted to the Replacement Reserve Account, together with any Permitted Investments in which such Moneys are or will be invested or reinvested during the term of this Agreement, shall be held in the Replacement Reserve Account (a) to be withdrawn by Collateral Agent upon written request by Borrower made not more than once each month in an amount not less than $10,000 and held uninvested for Borrower or the Lenders in an Eligible Account at the Collateral Agent from the close of business on the Business Day immediately preceding the date upon which payment is to be made to Borrower to such date, and applied at Borrower's option to pay directly or reimburse Borrower for replacement reserve costs reasonably determined by Borrower or (b) for purposes otherwise requested by Borrower and reasonably approved by the Agent in writing.

                  (iv) Not less than three (3) Business Days prior to Borrower's delivery of a request to Collateral Agent to withdraw the funds on deposit in the Capital and Leasing Costs Account or Replacement Reserve Account, in whole or in part, Borrower shall provide the Agent with written notice (with a copy to Collateral Agent) of such request (including therein a statement of the purpose for the withdrawal and in the case of a reimbursement of the Borrower, evidence that the related costs have been paid).

REAL ESTATE TAXES ESCROW ACCOUNT AND INSURANCE ESCROW ACCOUNT. On or before the Closing Date, Borrower shall establish and maintain with the Collateral Agent two separate accounts for Property Expenses, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of the Lenders until the Loan is paid in full. The two accounts shall be designated the Real Estate Taxes Escrow Account (the "REAL ESTATE TAXES ESCROW ACCOUNT") and the Insurance Escrow Account (the "INSURANCE ESCROW ACCOUNT"). On the Closing Date, the initial Lender shall deposit out of the Loan proceeds $158,778.24 in the Real Estate Taxes Escrow Account and $22,960.61 in the Insurance Escrow Account. With respect to each Payment Date, Agent shall deposit from the Collection Account (or, if the funds for such deposit are not available pursuant to SECTION 2.12(B), Borrower shall make a deposit of Borrower's funds),

                  (1) an amount equal to the Impositions portion of Monthly Property Expenses in the Real Estate Taxes Escrow Account, and

                  (2) an amount equal to the portion of Monthly Property Expenses equal to insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement or the other Loan Documents in the Insurance Escrow Account.

Any and all Moneys remitted to the Real Estate Taxes Escrow Account or Insurance Escrow Account together with any Permitted Investments in which such Moneys are or will be invested or reinvested during the term of this Agreement, shall be held in the Real Estate Taxes Escrow Account or Insurance Escrow Account to be withdrawn from the Real Estate Taxes Escrow Account or Insurance Escrow Account, as applicable, by the Collateral Agent upon written request of Borrower delivered to Agent and Collateral Agent together with documentation and other evidence (including invoices and in the case of a reimbursement of the Borrower, evidence that the related costs have been paid) with respect to the respective Basic Carrying Costs towards which such funds are to be applied and held uninvested for Borrower or the Lenders in an Eligible Account at the Collateral Agent from the close of business on the Business Day immediately preceding the date upon which direct payment or reimbursement to Borrower is to be made to such date, and applied at Borrower's option to pay directly (or reimburse Borrower) for (x) any Impositions (in the case of the Real Estate Taxes Escrow Account) or (y) any insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement or the other Loan Documents (in the case of the Insurance Escrow Account), in each case currently due to be paid and not previously paid or reimbursed. The Borrower shall deliver to the Agent tax certificates or other evidence of tax paid promptly following payment of same in order to enable the Agent to verify the payment of taxes.

                  (b) Reserved.

                  (c) INVESTMENT OF FUNDS. All or a portion of any Moneys in the Reserve Account shall be invested and reinvested, so long as Collateral Agent has not received written notice from Agent that an Event of Default has occurred and is continuing, by Agent in accordance with written instructions delivered by Borrower, or after Agent has received written notice from Agent that an Event of Default has occurred and is continuing, by Agent, in one or more Permitted Investments. If no written investment direction is provided to Agent by

Borrower, Agent shall invest such Moneys in a Permitted Investment selected by Agent. Agent, the Lenders and Collateral Agent shall have no liability for any loss in investments of funds in the Reserve Account that are invested in Permitted Investments and no such loss shall affect Borrower's obligation to fund, or liability for funding, the Reserve Account. So long as an Event of Default has not occurred and is not continuing, all such Permitted Investments shall be made in the name of Agent on behalf of the Lenders or as otherwise directed by Agent. Agent shall cause all income or other gain from investments of Money held in the Reserve Account to be deposited in such respective account of the Reserve Account immediately upon receipt and any loss resulting from such investments shall be charged to such respective account of the Reserve Account; PROVIDED, that notwithstanding the foregoing, Agent shall not have such obligation with respect to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, as to which the Agent's servicer may retain all such reinvestment income. Unless and until title to the funds therein shall have vested in any Person other than Borrower, Borrower shall include all such income or gain on any account of the Reserve Account as income of Borrower for federal and applicable state tax purposes.

                  (d) EVENT OF DEFAULT. After Collateral Agent has received written notice from Agent that an Event of Default has occurred and is continuing, Borrower shall not be permitted to make any withdrawal(s) from the Reserve Account and Agent may liquidate any Permitted Investments of the amount on deposit in such account, withdraw and hold the proceeds of such liquidation uninvested for Lenders in an Eligible Account at the Collateral Agent account from the Business Day immediately preceding the date such funds are to be used and use such amount on deposit in the Reserve Account on the succeeding Business Day to make payments on account of the Loan in accordance with the priorities set forth in Section 2.8.

                  Section 2.14. ADDITIONAL PROVISIONS RELATING TO THE COLLECTION ACCOUNT AND THE RESERVE ACCOUNT.

                  (a) The Borrower covenants and agrees that: (i) all securities or other property underlying any financial assets credited to any Pledged Account shall be registered in the name of the Collateral Agent, indorsed to the Collateral Agent or indorsed in blank or credited to another securities account maintained in the name of the Collateral Agent and in no case will any financial asset credited to any Pledged Account be registered in the name of the Borrower, payable to the order of the Borrower or specially indorsed to the Borrower except to the extent the foregoing have been specially indorsed to the Collateral Agent or in blank; and (ii) all Permitted Investments and all other property delivered to the Collateral Agent pursuant to this Agreement shall be promptly credited to one of the Pledged Accounts.

                  (b) The Borrower hereby agrees that each item of property (whether investment property, financial asset, security, instrument, cash or otherwise) credited to any Pledged Account shall be treated as a "financial asset" within the meaning of Section 8-102(a)(9) of the UCC.

                  (c) If at any time the Collateral Agent shall receive from the Agent an entitlement order (i.e. an order directing transfer or redemption of any financial asset relating to a Pledged Account) or any instruction (within the meaning of Section 9-104 of the UCC) originated by the Agent (i.e. an instruction directing the disposition of funds in a Pledged

Account), the Borrower shall comply with such entitlement order or instruction without further consent by any other Person.

                  (d) Regardless of any provision in any other agreement, for purposes of the UCC, with respect to each Pledged Account, New York shall be deemed to be the bank's jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary's jurisdiction (within the meaning of
Section 8-110 of the UCC). The Pledged Accounts shall be governed by the laws of the State of New York.

                  (e) Except for the claims and interest of the Agent and of the Borrower in the Pledged Accounts, the Borrower represents and warrants that it does not know of any Lien on or claim to, or interest in, any Pledged Account or in any "financial asset" (as defined in Section 8-102(a) of the UCC) credited thereto. If any Person asserts any Lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Accounts or in any financial asset carried therein, the Borrower will promptly notify the Agent thereof.

                  Section 2.15. SECURITY AGREEMENT.

                  (a) PLEDGE OF ACCOUNT. To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to the Agent on behalf of the Lenders as secured party, and grants Agent on behalf of the Lenders a first and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the "ACCOUNT COLLATERAL"):

                  (i) all of Borrower's right, title and interest in the Pledged Accounts and all Money and Permitted Investments, if any, from time to time deposited or held in the Pledged Accounts or purchased with funds or assets on deposit in the Pledged Accounts;

                  (ii) all of Borrower's right, title and interest in interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are disbursed from the Pledged Accounts; and

                  (iii) to the extent not covered by clause (i) or (ii) above, all Borrower's right, title and interest in Proceeds of any or all of the foregoing until such time as such items are disbursed from the Pledged Accounts.

                  (b) COVENANTS. So long as any portion of the Indebtedness is outstanding, Borrower shall not open any account other than the Collection Account for the deposit of Rents or Money received from Accounts or under Leases and derived from the Mortgaged Property and all Proceeds to pay amounts owing hereunder, other than any account for amounts required by law to be segregated by Borrower. Borrower shall not have any right to withdraw Money from the Reserve Account, which shall be under the sole dominion and control, and the "control" within the meaning of Sections 9-104 and 9-106 of the UCC, of the Agent. The Account Collateral shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental

Authority, as may now or hereafter be in effect, and to the rules, regulations and procedures of Collateral Agent relating to demand deposit accounts generally from time to time in effect.

                  (c) FINANCING STATEMENTS; FURTHER ASSURANCES. The Borrower hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Agent in connection herewith. Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as the Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Agent in connection herewith, including, without limitation, describing such property as "all assets" or "all personal property" whether now owned or hereafter acquired. From time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Agent may reasonably request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

                  (d) TRANSFERS AND OTHER LIENS. Borrower shall not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms of this Agreement and the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Agent, and the rights of the institution acting as Agent, under or as contemplated by this Agreement.

                  (e) NO WAIVER. Every right and remedy granted to Agent under this Agreement or by law may be exercised by Agent at any time and from time to time, and as often as Agent may deem it expedient. Any and all of Agent's rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of Borrower under the United States Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Agent in the event of any Default with respect to the Account Collateral or otherwise hereunder. No delay or extension of time by Agent in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrower by Agent, shall constitute a waiver thereof, or limit, impair or prejudice Agent's right, without notice or demand, to take any action against Borrower or to exercise any other power of sale, option or any other right or remedy.

                  (f) AGENT APPOINTED ATTORNEY-IN-FACT. Borrower hereby irrevocably constitutes and appoints Agent as Borrower's true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Agent may deem necessary or desirable to more fully vest in Agent the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon repayment of the Indebtedness in full.

                  (g) CONTINUING SECURITY INTEREST; TERMINATION. This Section
2.15 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full by Borrower of the Indebtedness. Upon payment in full by Borrower of the Indebtedness, Agent shall promptly return to Borrower such of the Account Collateral as shall not have been applied pursuant to the terms hereof, and shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the pledge and lien hereof.

                  Section 2.16. MORTGAGE RECORDING TAXES. The Lien created by the Mortgage is intended to encumber the Mortgaged Property to the full extent of the Loan Amount. On or before the Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage, if any.

                  Section 2.17. GENERAL COLLATERAL AGENT PROVISIONS.

                  (a) APPOINTMENT. The Lenders hereby designate and appoint the Collateral Agent as Collateral Agent on behalf of the Lenders under this Agreement, and authorize the Collateral Agent, as Collateral Agent for the Lenders, to take such actions on their behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to Collateral Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Collateral Agent.

                  (b) COLLATERAL AGENT'S RIGHT TO PERFORM. If an Event of Default shall have occurred and be continuing, then Collateral Agent may, but shall have no obligation to, itself perform, or cause performance of, such covenant or obligation giving rise to such Event of Default. The reasonable fees and expenses of Collateral Agent incurred in connection therewith shall be payable by Borrower to Collateral Agent upon demand, which obligation shall be secured by all Collateral.

                  (c) STANDARD OF CARE. Beyond the observance of Accepted Practices and the exercise of reasonable care in the custody or disbursements thereof, Collateral Agent shall not have any duty as to any Account Collateral or any income thereon in its possession or control or in the possession or control of any agents for, or of Collateral Agent, or the preservation of rights against any Person or otherwise with respect thereto. Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Account Collateral in its possession if the Account Collateral is accorded treatment in accordance with the Accepted Practices.

                  (d) EXCULPATORY PROVISIONS. Neither Collateral Agent nor any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or Affiliates shall be responsible in any manner to the Lenders for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Collateral Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Note or any other Loan Document or for any failure of Borrower to perform its obligations hereunder or thereunder. Collateral Agent shall not be under any obligation to the Lenders to ascertain or to inquire as to the agreements contained in, or conditions of, this Loan Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower. Collateral Agent shall not be required to take any discretionary actions hereunder except at the written direction of Borrower or Agent, it being understood and agreed that Collateral Agent's duties hereunder shall be wholly ministerial in nature and that Collateral Agent shall not be responsible for calculating any financial ratios or generating any reports (other than the Monthly Statement) for the Lenders or Borrower. In connection with any discretionary action which Borrower is permitted hereunder to direct Collateral Agent to take, if Collateral Agent shall follow Agent's directions and not Borrower's directions, it shall have no liability to Borrower (or to any other Person) for following any such directions of Agent and for not following such directions of Borrower (if expressly permitted herein). Collateral Agent shall not be under any obligation or duty to perform any act which, in Collateral Agent's sole reasonable judgment, could involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies, unless Agent or Borrower, as the case may be, shall have offered to Collateral Agent reasonable security or indemnity against such expense, liability, suit or advance.

                  (e) INDEMNIFICATION. Borrower shall indemnify and hold Collateral Agent, and its agents, attorneys, employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Collateral Agent in connection with the transactions contemplated hereby, excluding any such loss, cost or damage arising as a result of Collateral Agent's failure to adopt and follow Accepted Practices, gross negligence, bad faith, willful misconduct or violation of applicable law. The indemnification set forth in this paragraph shall survive the satisfaction and payment of the Indebtedness and the termination of this Agreement.

                  (f) COLLATERAL AGENT'S RELIANCE. Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, fax, electronic mail message, telex or teletype message, written statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel and other experts selected in good faith by Collateral Agent. Collateral Agent may deem and treat the payee of the Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Collateral Agent. Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Agent as it deems appropriate or it shall first be indemnified to its satisfaction by Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Provided that Collateral Agent acts in accordance with Accepted Practices, Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon Agent and all future holders of the Note. All requests to Collateral Agent for wire transfers of funds, for transfers between accounts established pursuant to this Agreement or any other transfer not specifically described in this Agreement shall be in writing.

                  (g) NOTICE OF DEFAULT. Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Collateral Agent has received written notice from Agent referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Collateral Agent shall take such action with respect to such Default or Event of Default as shall be directed by Agent, including any action under this Agreement.

                  (h) NON-RELIANCE ON COLLATERAL AGENT. Neither Collateral Agent nor any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or Affiliates has made any representations or warranties to the Lenders and no act by Collateral Agent hereinafter taken (including any review of the affairs of Borrower) shall be deemed to constitute any representation or warranty by Collateral Agent to the Lenders. Except for notices, reports and other documents expressly required to be furnished to Agent by Collateral Agent hereunder, Collateral Agent shall not have any duty or responsibility to provide the Lenders with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of Collateral Agent or any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or Affiliates.

                  (i) REMOVAL AND RESIGNATION. Collateral Agent shall have the right to resign as collateral agent hereunder and Agent shall have the right to remove Collateral Agent as collateral agent hereunder, in each case upon thirty
(30) days' written notice to the other parties to this Agreement. In the event of such resignation or removal, Agent shall appoint a successor Collateral Agent with the consent of Borrower (such consent not to be unreasonably withheld or delayed), or at Agent's option in Agent's sole and absolute discretion Agent may assume and perform the rights and obligations of Collateral Agent. No such removal of or resignation by Collateral Agent shall become effective until a successor Collateral Agent shall have accepted such appointment (or Agent shall have determined to designate itself as Collateral Agent) and executed an instrument by which it shall have assumed all of the rights and obligations of Collateral Agent hereunder. If no such successor Collateral Agent is appointed within sixty (60) days (or, if fees payable under the Fee Letter have not been paid, thirty (30) days) after receipt of the resigning Collateral Agent's notice of resignation or removal, the resigning Collateral Agent may petition a court for the appointment of a successor Collateral Agent unless Agent elects, in its sole and absolute discretion, to assume the rights and obligations of Collateral Agent itself. In connection with any removal of or resignation by Collateral Agent, (A) the removed or resigning Collateral Agent shall (1) duly assign, transfer and deliver to the successor Collateral Agent this Agreement and all Money and Permitted Investments held by it hereunder, (2) execute such financing statements and other instruments as may be necessary to assign to the successor Collateral Agent the security interest existing in favor of the retiring Collateral Agent hereunder, and to otherwise give effect to such succession and (3) take such other actions as may be reasonably required by Borrower, Agent or the successor Collateral Agent in connection with the foregoing and (B) the successor Collateral Agent shall establish in its name, as agent for the Lenders, as secured party, the Collection Account and Reserve Account as Borrower is required to maintain pursuant to the terms of this Agreement.

                  (j) INDIVIDUAL CAPACITY. Collateral Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or any Affiliate, as though Collateral Agent were not Collateral Agent hereunder, or under the other Loan Documents.

                                  ARTICLE III.
                              CONDITIONS PRECEDENT

                  Section 3.1. CONDITIONS PRECEDENT TO CLOSING. The obligation of the initial Lender to make the Loan is subject to the satisfaction by Borrower (and Guarantor, where applicable) or waiver by Agent and initial Lender of the following conditions no later than the Closing Date:

                  (a) LOAN AGREEMENT. Borrower, Agent and initial Lender shall have executed and delivered this Agreement.

                  (b) NOTE. Borrower shall have executed and delivered to initial Lender the Note.

                  (c) ENVIRONMENTAL INDEMNITY AGREEMENT; GUARANTY OF NON-RECOURSE OBLIGATIONS; INTEREST RATE CAP AGREEMENT; SUBORDINATION AGREEMENT. Borrower and Guarantor shall have executed and delivered the Environmental Indemnity Agreement to the Agent for benefit of the Lenders. Guarantor shall have executed and delivered the Guaranty of Non-Recourse Obligations. Borrower shall have delivered to the Agent the interest rate cap agreement in a form acceptable to the Agent from a Qualified Interest Rate Cap Provider with a notional amount equal to the Loan Amount and a strike rate equal to 6.00% and the fully executed Collateral Assignment of Hedge. The Subordinate Lender shall have executed and delivered the Subordination Agreement to the Agent for the benefit of the Lenders.

                  (d) OPINIONS OF COUNSEL. The Lender and Collateral Agent shall have received from counsel to Borrower and the Guarantor, legal opinions in form and substance acceptable to Agent, with respect to corporate matters and with respect to substantive non-consolidation of the Guarantor, the sole member of the Borrower and the Manager on the one hand and Borrower on the other in the event of the bankruptcy of the Guarantor, the sole member of the Borrower or the Manager. Such legal opinions shall be addressed to Agent and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Agent and its counsel.

                  (e) ORGANIZATIONAL DOCUMENTS. The Lender shall have received with respect to each of Borrower and the Guarantor its certificate of formation or certificate of incorporation, as applicable, as amended, modified or supplemented to the Closing Date, as filed with the Secretary of State in the jurisdiction of organization and in effect on the Closing Date and certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than ten (10) days prior to the Closing Date, together with, if available, a good standing certificate from such Secretary of State and, for Borrower only, a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which Borrower is required to be qualified to transact business.

                  (f) CERTIFIED RESOLUTIONS, ETC. The Lender shall have received a certificate of each of Borrower and the Guarantor dated the Closing Date, certifying (i) the names and true signatures of its incumbent officers authorized to sign the Loan Documents to which Borrower or the Guarantor is a party, (ii) the Organizational Agreement of Borrower as in effect on the Closing Date, (iii) the resolutions of each of the Borrower and the Guarantor, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (iv) that there have been no changes in any Organizational Agreement since the date of execution or preparation thereof.

                  (g) ADDITIONAL MATTERS. The Agent shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Agent. All corporate and other organizational proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Agent.

                  (h) TRANSACTION COSTS. Borrower shall have paid all Transaction Costs for which bills have been submitted in accordance with the provisions of SECTION 8.23.

                  (i) NO DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

                  (j) NO INJUNCTION. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of the initial Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

                  (k) REPRESENTATIONS AND WARRANTIES. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects on the Closing Date.

                  (l) SURVEY; APPRAISAL. Agent shall have received the Survey and the Appraisal with respect to the Mortgaged Property, which shall be in form and substance reasonably satisfactory to Agent.

                  (m) ENGINEERING REPORT. Agent shall have received the Engineering Report with respect to the Mortgaged Property prepared by the Engineer, which Engineering Report shall be reasonably acceptable to Agent.

                  (n) ENVIRONMENTAL MATTERS. Agent shall have received an Environmental Report prepared by an Environmental Auditor with respect to the Mortgaged Property, which Environmental Report shall be reasonably acceptable to Agent.

                  (o) FINANCIAL INFORMATION. Agent shall have received reasonably acceptable financial information relating to the Mortgaged Property. Such information shall include the following, to the extent reasonably available:

                  (i) operating statements for the current year (including actual to date information, an annual budget and trailing twelve month data in hard copy and on diskette) and for not less than the two preceding years (including tenant improvements costs, leasing commissions, capital reserves, major repairs, replacement items and occupancy rates in hard copy and on diskette);

                  (ii) copies of Leases with respect to the tenants of the Mortgaged Property, a copy of the standard lease form, if any, and tenant lease abstracts, if available;

                  (iii) current property rent roll data on a tenant by tenant basis in hard copy (including name, square footage, lease term, expiration date, renewal options, base rent per square foot, sales volume psf (if applicable), percentage rent terms (if applicable), additional rent clauses (including stops, offsets, and other special provisions), escalation clauses for increase in operating expense, maintenance, insurance, real estate taxes and utilities, assignment, sublet and cancellation provisions and purchase options);

                  (iv) current real estate tax bills and historical real estate tax bills of record for the Mortgaged Property for not less than the three preceding years;

                  (v) insurance certificates indicating the type and amount of coverage; and

                  (vi) the most recent annual financial statements and unaudited quarterly financial statements.

The annual financial statements relating to the Mortgaged Property shall be either (x) audited by a "Big Four" accounting firm or another firm of certified public accountants reasonably acceptable to Agent or (y) done in accordance with agreed upon procedures reasonably acceptable to Agent to be performed by a "Big Four" accounting firm or another firm of certified public accountants reasonably acceptable to Agent to create similar information.

                  (p) PRO-FORMA FINANCIAL STATEMENT; OPERATING BUDGET. Agent shall have received (i) the initial pro forma financial statement and Operating Budget for the Mortgaged Property for the following twelve months (including on an annual and monthly basis a break-down of projected Gross Revenues, Property Expenses, Capital Improvement Costs (including Leasing Commissions and TI Costs), replacement reserve costs and average occupancy level (expressed as a percentage)) and (ii) a financial statement that forecasts projected revenues and operating expenses for not less than three years (including the assumptions used in such forecast).

                  (q) SITE INSPECTION. Borrower shall have provided to Agent the opportunity to perform, or cause to be performed on its behalf, an on-site due diligence review of the Mortgaged Property to be refinanced with the Loan which inspection is satisfactory to Agent in its sole discretion.

                  (r) MORTGAGED PROPERTY DOCUMENTS.

                  (i) MORTGAGE; ASSIGNMENT OF RENTS AND LEASES. Borrower shall have executed and delivered to Agent the Mortgage and the Assignment of Rents and Leases with respect to the Mortgaged Property and such Mortgage and Assignment of Rents and Leases shall have been filed of record in the appropriate filing office in the jurisdiction in which the Mortgaged Property is located or irrevocably delivered to a title agent for such recordation.

                  (ii) FINANCING STATEMENTS. Borrower shall have executed and delivered to Agent all financing statements required by Agent pursuant hereto and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to a title agent for such recordation.

                  (iii) MANAGEMENT AGREEMENT AND MANAGER'S SUBORDINATION. With respect to the Mortgaged Property, Agent shall have received the executed Management Agreement and the Manager shall have executed and delivered the Manager's Subordination to Agent.

                  (iv) CONTRACT ASSIGNMENT. With respect to the Mortgaged Property, Borrower shall have executed and delivered to Agent a Contract Assignment with respect to the Mortgaged Property.

                  (s) OPINIONS OF COUNSEL. Agent shall have received from counsel to Borrower its legal opinion in form and substance satisfactory to Agent, as to the enforceability of the Mortgage and Assignment of Rents and Leases, perfection of Liens and security interests and other matters referred to therein. The legal opinions will be addressed to Agent and Lenders and their successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Agent and its counsel.

                  (t) INSURANCE. Agent shall have received certificates of insurance demonstrating insurance coverage in respect of the Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Agent is a named additional insured and shall contain a loss payee endorsement in favor of Agent with respect to the property policies required to be maintained under this Agreement.

                  (u) TITLE INSURANCE POLICY. Agent shall have received an unconditional commitment (in form and substance reasonably satisfactory to Agent) to issue the Title Insurance Policy covering the Mortgaged Property with an amount of insurance reasonably acceptable to Agent up to maximum coverage equal to the Loan Amount.

                  (v) LIEN SEARCH REPORTS. Agent shall have received satisfactory reports of UCC (collectively, the "UCC SEARCHES"), tax lien, judgment and litigation searches and title updates conducted by the companies issuing the Title Insurance Policy with respect to the Collateral, Borrower and each member of Borrower, such searches to be conducted in each of the locations required by Agent.

                  (w) CONSENTS, LICENSES, APPROVALS, ETC. Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower and Collateral Agent, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

                  (x) ADDITIONAL REAL ESTATE MATTERS. Agent shall have received such other real estate related certificates and documentation relating to the Mortgaged Property as Agent may have reasonably requested. Such documentation shall include the following as requested by Agent and to the extent reasonably available:

                  (i) certificates of occupancy issued by the appropriate Governmental Authority of the jurisdiction in which the Mortgaged Property is located reflecting, and consistent with, the use of the Mortgaged Property as of the Closing Date;

                  (ii) a report from The Planning and Zoning Resources Corporation indicating that the Mortgaged Property is in compliance with all applicable zoning laws, rules and regulations;

                  (iii) abstracts of all Leases in effect at the Mortgaged Property and copies of such of the Leases as Agent may request (in addition to the copies delivered above);

                  (iv) estoppel certificates in form and substance acceptable to Agent in respect of NAP of the Americas, Inc.; Sprint Communications Company, L.P.; and Global Crossing Latin America & Caribbean Company; and

                  (v) graphics (including interior and exterior photographs, rental brochures and a competitive properties map) as required by Agent.

                  (y) CLOSING STATEMENT. The Agent and Borrower shall have agreed upon a detailed closing statement from Borrower in a form reasonably acceptable to the Agent, which includes a complete description of Borrower's sources and uses of funds on the Closing Date.

                  (z) LOAN-TO-COST RATIO. The Agent shall have determined that the Loan Amount is not more than 65% of the acquisition cost of the Mortgaged Property and the membership interests in the Borrower not owned by Terremark Worldwide, Inc. as of the Closing Date (i.e. purchase price plus Agent-approved related costs and expenses).

                  (aa) NAP LEASES. Agent shall have received amendments to the existing NAP Leases for not less than 298,000 square feet in the aggregate at the Mortgaged Property, which shall (i) reflect a market rent of not less than $19.00 triple net per square foot commencing being due and payable as of the Closing Date (but with subsequent rent steps to remain in place), (ii) provide that all of tenant's monetary obligations under such Lease shall be guaranteed by

Guarantor, (iii) provide that the tenant shall thereby convey fixtures, furnishings, and equipment and certain of NAP's personalty at the Mortgaged Property to Borrower as set forth in such Leases, and (iv) be in form and substance acceptable to the Agent.

                  (bb) WARRANTS; REGISTRATION RIGHTS AGREEMENT. Guarantor shall have issued to Agent detachable Warrants in form and substance acceptable to Agent and executed and delivered the Registration Rights Agreement.

                  Section 3.2. EXECUTION AND DELIVERY OF AGREEMENT. The execution and delivery of this Agreement by each party to this Agreement shall be deemed to constitute the satisfaction or waiver of the conditions set forth in SECTION 3.1.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

                  Section 4.1. REPRESENTATIONS AND WARRANTIES AS TO BORROWER. Borrower represents and warrants that, as of the Closing Date:

                  (a) ORGANIZATION. Borrower (i) is a duly and solely organized and validly existing limited liability company in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own its properties (including, without limitation, the Mortgaged Property) and to carry on its business as now being conducted and is qualified to do business in the jurisdiction in which the Mortgaged Property is located, and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement, the Note and all of the other Loan Documents to which it is a party.

                  (b) AUTHORIZATION; NO CONFLICT; CONSENTS AND APPROVALS.

                  (i) The execution and delivery by Borrower of this Agreement, the Note and each of the other Loan Documents to which it is a party, Borrower's performance of its obligations hereunder and thereunder and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents to which it is a party (i) have been duly authorized by all requisite action on the part of Borrower,
         (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the Organizational Agreement or any indenture or agreement or other instrument to which Borrower is a party or by which Borrower is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon the Mortgaged Property pursuant to, any such indenture or agreement or material instrument other than the Loan Documents. Other than those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by Borrower.

                  (ii) The Warrants to be purchased by the initial Lender from the Guarantor have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Guarantor on the Closing Date, will have been duly executed, issued and delivered by the Guarantor, and will constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, subject to bankruptcy, insolvency, and other limitations on creditors' rights generally and to equitable principles.

                  (iii) The Registration Rights Agreement has been duly authorized, executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors' rights generally and to equitable principles.

                  (c) ENFORCEABILITY. This Agreement, the Note and each other Loan Document executed by Borrower in connection with the Loan (including, without limitation, any Collateral Security Instrument), is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors' rights generally and to equitable principles. This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower (including the defense of usury), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

                  (d) LITIGATION. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the best knowledge of Borrower, threatened against Borrower or any Collateral, which actions, suits or proceedings, if determined against Borrower or such Collateral, are reasonably likely to result in a Material Adverse Effect.

                  (e) AGREEMENTS. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Collateral is bound which is reasonably likely to have a Material Adverse Effect. Borrower is not a party to any agreement or instrument or subject to any restriction that is reasonably likely to have a Material Adverse Effect.

                  (f) NO BANKRUPTCY FILING. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. To the best knowledge of Borrower, no Person is contemplating the filing of any such petition against it.

                  (g) SOLVENCY. Giving effect to the transactions contemplated hereby, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities). The fair saleable value of Borrower's assets is and will, immediately following the making of the Loan, be greater than Borrower's probable liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured). Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

                  (h) OTHER DEBT. Borrower has not borrowed or received other debt financing whether unsecured or secured by the Mortgaged Property or any part thereof (other than the loan evidenced by the Existing Note).

                  (i) FULL AND ACCURATE DISCLOSURE. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. To the best knowledge of Borrower, there is no fact that has not been disclosed to Agent that is likely to result in a Material Adverse Effect.

                  (j) FINANCIAL INFORMATION. All historical financial statements of Borrower and the Mortgaged Property that has been delivered by or on behalf of Borrower to Agent is true, complete and correct in all material respects and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Agent, there has been no change in the financial position of Borrower or the Mortgaged Property, or in the results of operations of Borrower, which change results or is reasonably likely to result in a Material Adverse Effect. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data, which is likely to have a Material Adverse Effect upon its business operations or the Mortgaged Property.

                  (k) INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

                  (l) COMPLIANCE. Borrower is in compliance with all applicable Legal Requirements, except for noncompliance that is not reasonably likely to have a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority except for defaults or violations which are not reasonably likely to have a Material Adverse Effect.

                  (m) USE OF PROCEEDS; MARGIN REGULATIONS. Borrower will use the proceeds of the Loan for the purposes described in SECTION 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

                  (n) SINGLE-PURPOSE ENTITY.

                  (i) Borrower at all times since its formation has been a duly formed and existing limited liability company under the laws of the State of its formation and a Single-Purpose Entity.

                  (ii) Borrower at all times since its formation has complied with the provisions of its Organizational Agreement since such agreement was executed and delivered and the laws of the State of Delaware relating to limited liability companies.

                  (iii) All customary formalities regarding the limited liability company existence of Borrower have been observed at all times since the Organizational Agreement was executed and delivered.

                  (iv) Borrower has at all times since it began maintaining such items accurately maintained its financial statements, accounting records and other limited liability company documents separate from those of its members, Affiliates of its members and any other Person. Borrower has not at any time since its formation commingled its assets with those of its members, any Affiliates of its members, or any other Person. Borrower has at all times since establishing its own bank accounts accurately maintained its own bank accounts and separate books of account.

                  (v) Borrower has at all times since receiving funds paid its own liabilities from its own separate assets.

                  (vi) Borrower has at all times since its formation identified itself in all dealings with the public, under its own name and as a separate and distinct entity. Borrower has not at any time since its formation identified itself as being a division or a part of any other entity. Borrower has not at any time since its formation identified its members or any Affiliates of its members as being a division or part of Borrower.

                  (vii) Borrower is as of the date hereof adequately capitalized in light of the nature of its business.

                  (viii) Borrower has not at any time since its formation assumed or guaranteed the liabilities of its members (or any predecessor corporation, partnership or limited liability company), any Affiliates of its members, or any other Persons, except for liabilities relating to the Collateral. Borrower has not at any time since its formation acquired obligations or securities of its members (or any predecessor corporation, partnership or limited liability company), or any Affiliates of its members or any other Person. Borrower has not at any time since its formation pledged its assets for the benefit of any other entity (other than the Agent) or made loans or advances to its members (or any predecessor corporation, partnership or limited liability company), or any Affiliates of its members or any other Person.

                  (ix) Borrower has not at any time since its formation entered into and was not a party to any transaction with its members (or any predecessor corporation, partnership or limited liability company) or any Affiliates of its members, except for in the ordinary course of business of Borrower on terms which are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with an unrelated third party (other than in connection with the execution by Borrower and Manager of the Management Agreement).

                  (o) NO DEFAULTS. No Default or Event of Default exists under or with respect to any Loan Document.

                  (p) PLANS AND WELFARE PLANS. The assets of Borrower are not treated as "plan assets" under regulations currently promulgated under ERISA. Each Plan, and, to the best knowledge of Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law, and no event or condition has occurred and is continuing as to which Borrower would be under an obligation to furnish a report to Lender under SECTION 5.1(V)(I). Other than an application for a favorable determination letter with respect to a Plan, there are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan. No event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan under which Borrower or, to the best knowledge of Borrower, any ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), is reasonably likely to be subject to any material risk of liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code. No Welfare Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of Borrower, or, to the best knowledge of Borrower, any ERISA Affiliate beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by fully paid up insurance or (iii) severance benefits.

                  (q) ADDITIONAL BORROWER UCC INFORMATION. Borrower's organizational identification number is 3283537 and the full legal name of Borrower is as set forth on the signature pages hereof and Borrower has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name).

                  (r) NOT FOREIGN PERSON. Borrower is not a "foreign person" within the meaning ofss.1445(f)(3) of the Code.

                  (s) LABOR MATTERS. Borrower is not a party to any collective bargaining agreements.

                  (t) PRE-CLOSING DATE ACTIVITIES. Borrower has not conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition, management and ownership of the Mortgaged Property.

                  (u) NO BANKRUPTCIES OR CRIMINAL PROCEEDINGS INVOLVING BORROWER OR RELATED PARTIES. No bankruptcy, insolvency, reorganization or comparable proceedings have ever been instituted by or against Borrower, any Affiliate of Borrower, any Guarantor or any individual or entity owning, with his, her or its family members, 20% or more of the direct, or indirect beneficial ownership interests in Borrower (each such Guarantor, individual, or entity being herein referred to as a "PRINCIPAL"), and no such proceeding is now pending or contemplated. None of Borrower, any Principal, or to Borrower's knowledge, any other individual or entity directly or indirectly owning or controlling, or the family members of which own or control, any direct or indirect beneficial ownership interest in Borrower or in the Manager or asset manager for the Mortgaged Property, have been charged, indicted or convicted, or are currently under the threat of charge, indictment or conviction, for any felony or crime punishable by imprisonment.

                  (v) NO PROHIBITED PERSONS. Neither Borrower, Guarantor nor any of their respective officers, directors, shareholders, partners, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("EO13224"); (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a "PROHIBITED PERSON").

                  (w) CAPITALIZATION. As of the date of this Agreement the authorized Capital Stock of the Guarantor consists solely of 600,000,000 shares of its Common Stock, of which 351,394,737 shares were issued and outstanding, 20 shares of its Series G Preferred Stock, all of which were issued and outstanding, 5,882 shares of its Series H Preferred Stock, all of which were issued and outstanding, and 600 shares of its Series I Preferred Stock, all of which were issued and outstanding. Except as provided on SCHEDULE 2, no shares of the Common Stock of the Guarantor were held by the Guarantor in its treasury or by the Guarantor's Subsidiaries. Except as set forth on SCHEDULE 2, since March 31, 2004, the Guarantor (i) has not issued any shares of any class of its Capital Stock and (ii) has not split, combined or reclassified any of its shares of any class of its Capital Stock. All the issued and outstanding shares of Common Stock (including the shares issued to the Subordinate Lender on the date hereof and all shares of Common Stock to be issued upon exercise of the Warrants) have been duly authorized and are (or in the case of the shares issued to the Subordinate Lender on the date hereof and Common Stock issued upon exercise of the Warrants, will be) validly issued, fully paid and nonassessable and are (or in the case of the shares issued to the Subordinate Lender on the date hereof and Common Stock issued upon exercise of the Warrants, will be) free of preemptive rights. The Guarantor has duly reserved for issuance a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants at the initial exercise rate thereof. Except as set forth on SCHEDULE 2, there are no securities of the Guarantor or any of its Subsidiaries that are convertible into or exchangeable for shares of any Capital Stock of the Guarantor or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Guarantor or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Guarantor or any of its Subsidiaries. Except as set forth on SCHEDULE 2, there are no outstanding obligations of the Guarantor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Guarantor or any of its Subsidiaries and neither the Guarantor nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. Except as set forth on SCHEDULE 2, after the Closing Date, neither the Guarantor nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of Capital Stock of the Guarantor or its Subsidiaries. Except as set forth on SCHEDULE 2, there are no voting trusts or other agreements or understandings to which the Guarantor or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Guarantor or any of its Subsidiaries. Except as set forth on SCHEDULE 2, as of the date hereof, neither the Guarantor nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Common Stock) that entitle the holders thereof to vote with the stockholders of the Guarantor or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

                  Section 4.2. REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGED PROPERTY. Borrower hereby represents and warrants to the Agent that, as to the Mortgaged Property and the Mortgage, as of the Closing Date:

                  (a) TITLE TO THE MORTGAGED PROPERTY. Borrower owns good, marketable and insurable fee simple title to the applicable Land, free and clear of all Liens, other than the Permitted Encumbrances applicable to the Land. Borrower owns the other Mortgaged Property free and clear of any and all Liens, other than Permitted Encumbrances. There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting such Mortgaged Property.

                  (b) UTILITIES AND PUBLIC ACCESS. The Mortgaged Property has adequate rights of access to public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the continued use and enjoyment of the Mortgaged Property as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve the Mortgaged Property without passing over other property except for land or easement areas of or available to the utility company providing such utility service. All roads necessary for the full utilization of the Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of the Mortgaged Property.

                  (c) CONDEMNATION. No Taking has been commenced or, to the best of Borrower's knowledge, is contemplated with respect to all or any portion of the Mortgaged Property or for the relocation of roadways providing access to the Mortgaged Property.

                  (d) COMPLIANCE. The Mortgaged Property is in compliance with all applicable Legal Requirements (including, without limitation, building and zoning ordinances and codes) and all applicable Insurance Requirements, except for noncompliance which is not reasonably likely to have a Material Adverse Effect.

                  (e) ENVIRONMENTAL COMPLIANCE. Except for matters set forth in the Environmental Reports delivered to Agent in connection with the Loan (true, correct and complete copies of which have been provided to Agent by Borrower):

                  (i) Borrower is in full compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Borrower or the Manager of all environmental, health and safety permits, licenses and other governmental authorizations required in connection with the ownership and operation of the Mortgaged Property under all Environmental Laws), except for noncompliance which is not reasonably likely to have a Material Adverse Effect.

                  (ii) There is no Environmental Claim pending and Borrower has not received any notices of any threatened Environmental Claims, and no penalties arising under Environmental Laws have been assessed, against Borrower or the Manager or, to the actual knowledge of Borrower, against any Person whose liability for any Environmental Claim Borrower or the Manager has or may have retained or assumed either contractually or by operation of law, and no investigation or review is pending or, to the actual knowledge of Borrower, threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Borrower or the Manager or the Mortgaged Property to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of Borrower or the Manager for any Use or Release of any Hazardous Substances.

                  (iii) There are no present and there have been no past Releases of any Hazardous Substance that are reasonably likely to form the basis of any Environmental Claim against Borrower, the Manager or against any Person whose liability for any Environmental Claim Borrower or the Manager has or may have retained or assumed either contractually or by operation of law.

                  (iv) Without limiting the generality of the foregoing, there is not present at, on, in or under the Mortgaged Property, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead based paint, the presence of which is reasonably likely to result in a Material Adverse Effect.

                  (v) No liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Mortgaged Property and no Governmental Authority has been taking or, to the actual knowledge of Borrower, is in the process of taking any action that could subject the Mortgaged Property to Liens under any Environmental Law.

                  (vi) There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to the Mortgaged Property which have not been made available to the Agent.

                  (f) MORTGAGE AND OTHER LIENS. The Mortgage creates a valid and enforceable first priority Lien on the Mortgaged Property described therein, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances applicable to the Mortgaged Property. This Agreement creates a valid and enforceable first priority Lien on all Account

Collateral. Each Collateral Security Instrument establishes and creates a valid, subsisting and enforceable Lien on and a security interest in, or claim to, the rights and property described therein. All property covered by any Collateral Security Instrument in which a security interest can be perfected by the filing of a financing statement is subject to a UCC financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Collateral Security Instrument to the extent governed by the UCC.

                  (g) ASSESSMENTS. There are no pending or, to the best knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.

                  (h) NO JOINT ASSESSMENT; SEPARATE LOTS. Borrower has not suffered, permitted or initiated the joint assessment of the Mortgaged Property
(i) with any other real property constituting a separate tax lot, and (ii) with any portion of the Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Mortgaged Property as a single lien. The Mortgaged Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

                  (i) NO PRIOR ASSIGNMENT. The Agent is the collateral assignee of Borrower's interest under the Leases. There are no prior assignments of the Leases or any portion of the Rent due and payable or to become due and payable which are presently outstanding (other than in connection with the loan evidenced by the Existing Note).

                  (j) PERMITS; CERTIFICATE OF OCCUPANCY. To the actual knowledge of Borrower, (i) Borrower has obtained all Permits necessary to the use and operation of the Mortgaged Property except where the failure to obtain such Permits is not reasonably likely to have a Material Adverse Effect; and (ii) the use being made of the Mortgaged Property is in conformity with the certificate of occupancy and/or such Permits for the Mortgaged Property and any other restrictions, covenants or conditions affecting the Mortgaged Property.

                  (k) FLOOD ZONE. Except as shown on the Survey, the Mortgaged Property described therein is not located in a flood hazard area as defined by the Federal Insurance Administration.

                  (l) PHYSICAL CONDITION. Except as set forth in the Engineering Report, to the best knowledge of Borrower, the Mortgaged Property is free of structural defects and all building systems contained therein are in good working order subject to ordinary wear and tear.

                  (m) SECURITY DEPOSITS. Borrower and the Manager are in compliance with all Legal Requirements relating to all security deposits with respect to the Mortgaged Property, except where the failure to comply is not reasonably likely to result in a Material Adverse Effect.

                  (n) INTELLECTUAL PROPERTY. All material Intellectual Property that Borrower owns or has pending, or under which it is licensed, are in good standing and uncontested. There is no right under any Intellectual Property necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted Intellectual Property of others. There is no infringement by others of material Intellectual Property of Borrower.

                  (o) NO ENCROACHMENTS. Except as shown on the Survey, to the best knowledge of Borrower, (i) all of the Improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, (ii) no improvements on adjoining properties encroach upon the Mortgaged Property, (iii) no easements or other encumbrances upon the Mortgaged Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Mortgaged Property and (iv) all of the Improvements comply with all material requirements of any applicable zoning and subdivision laws and ordinances.

                  (p) MANAGEMENT AGREEMENT. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder by Borrower or, to the best knowledge of Borrower, any other party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by Borrower or, to the best knowledge of Borrower, any other party thereunder or entitle Borrower or, to the best knowledge of Borrower, any other party thereto to terminate any such agreement.

                  (q) LEASES. The Mortgaged Property is not subject to any Leases other than the Leases described in the rent roll delivered to Agent in connection with the making of the Loan. No person has any possessory interest in the Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and no conditions which with the passage of time and/or notice would constitute defaults thereunder, except for such defaults as are not reasonably likely to result in a Material Adverse Effect.

                  Section 4.3. SURVIVAL OF REPRESENTATIONS. Borrower agrees that
(i) all of the representations and warranties of Borrower set forth in SECTION
4.1 and 4.2 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date, and (ii) all representations and warranties made by Borrower shall survive the delivery of the Note and making of the Loan and continue for so long as any amount remains owing to the Lenders under this Agreement, the Note or any of the other Loan Documents; PROVIDED, HOWEVER, that the representations set forth in SECTION 4.2(E) shall survive in perpetuity. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by the Lenders and Collateral Agent notwithstanding any investigation heretofore or hereafter made by the Lenders and Collateral Agent or on their behalf.

                                   ARTICLE V.
                              AFFIRMATIVE COVENANTS

                  Section 5.1. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

                  (a) EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS: INSURANCE. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a limited liability company, rights, licenses, Permits and franchises necessary for the conduct of its business and comply with all Legal Requirements and Insurance Requirements applicable to it and the Mortgaged Property, except for such non-compliance which is not reasonably likely to result in a Material Adverse Effect. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business and keep the Mortgaged Property in good repair, working order and condition, except for reasonable wear and use (and except for casualty losses as to which other provisions hereof shall govern), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Borrower shall or shall cause its tenants to keep the Mortgaged Property insured at all times, by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as more fully provided in this Agreement, and otherwise perform and comply with all obligations of Borrower under the Mortgage.

                  (b) BASIC CARRYING COSTS AND OTHER CLAIMS. Borrower shall pay and discharge all Impositions, as well as all lawful claims for labor, materials and supplies or otherwise when due and payable all as more fully provided in, and subject to any rights to contest contained in, the Mortgage. Borrower shall pay all Basic Carrying Costs with respect to Borrower and the Mortgaged Property in accordance with the provisions of the Mortgage and this Agreement, subject, however, to Borrower's rights to contest payment of Impositions in accordance with the Mortgage. Borrower's obligation to pay Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon a Lender an obligation to pay any property taxes on the Mortgaged Property or other Impositions. Borrower shall (x) pay its trade payables within sixty (60) days from the date such trade payables are incurred (except for any such trade payables that are being disputed by Borrower in good faith and for which adequate reserves are maintained in accordance with GAAP) and (y) not permit its trade payables to exceed 2% of the Principal Indebtedness.

                  (c) LITIGATION. Borrower shall give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower, or the Mortgaged Property which is reasonably likely to have a Material Adverse Effect.

                  (d) ENVIRONMENTAL REMEDIATION.

                  (i) If any investigation, site monitoring, cleanup, removal, restoration or other remedial work of any kind or nature is required pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law, because of or in connection with the current or future presence, suspected presence, Release or suspected

         Release of a Hazardous Substance on, under or from the Mortgaged Property or any portion thereof (collectively, the "REMEDIAL WORK"), Borrower shall promptly commence and diligently prosecute to completion all such Remedial Work, and shall conduct such Remedial Work in accordance with the National Contingency Plan promulgated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., if applicable, and in accordance with other applicable Environmental Laws. In all events, such Remedial Work shall be commenced within such period of time as required under any applicable Environmental Law; PROVIDED, HOWEVER, that Borrower shall not be required to commence such Remedial Work within the above specified time periods: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time periods would result in Borrower or such Remedial Work violating any Environmental Law or (z) if Borrower, at its expense and after prior notice to Agent, is contesting by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence the need to perform Remedial Work, as long as (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Mortgaged Property nor any part thereof or interest therein shall be sold, forfeited or lost if Borrower does not perform the Remedial Work being contested, and Borrower would have the opportunity to do so, in the event of Borrower's failure to prevail in the contest, (3) the Lenders would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in CLAUSE (4) below, or to any risk of criminal liability, and neither the Mortgaged Property nor any interest therein would be subject to the imposition of any lien for which Borrower has not furnished additional security as provided in CLAUSE
         (4) below, as a result of the failure to perform such Remedial Work and
         (4) Borrower shall have furnished to the Agent additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower's failure to prevail in such contest in such amount as may be reasonably requested by the Agent.

                  (ii) If requested by the Agent, all Remedial Work under CLAUSE
         (I) above shall be performed by contractors, and under the supervision of a consulting Engineer, each approved in advance by the Agent which approval shall not be unreasonably withheld or delayed. Borrower shall pay all costs and expenses reasonably incurred in connection with such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, the Agent may (but shall not be obligated to), upon 30 days prior written notice to Borrower of its intention to do so, cause such Remedial Work to be performed. Borrower shall pay or reimburse the Agent on demand for all expenses (including reasonable attorneys' fees and disbursements, but excluding internal overhead, administrative and similar costs of the Lenders) reasonably relating to or incurred by the Agent in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith.

                  (iii) Borrower shall not commence any Remedial Work under CLAUSE (I) above, nor enter into any settlement agreement, consent decree or other compromise relating to any Hazardous Substances or Environmental Laws without providing notice to the Agent as provided in
         SECTION 5.1(F). Notwithstanding the foregoing, if the presence or threatened presence of Hazardous Substances on, under, about or emanating from the

         Mortgaged Property poses an immediate threat to the health, safety or welfare of any Person or the environment, or is of such a nature that an immediate response is necessary or required under applicable Environmental Law, Borrower may complete all necessary Remedial Work. In such events, Borrower shall notify Agent as soon as practicable and, in any event, within three Business Days, of any action taken.

                  (e) ENVIRONMENTAL MATTERS: INSPECTION.

                  (i) Borrower shall not permit a Hazardous Substance to be present on, under or to emanate from the Mortgaged Property, or migrate from adjoining property controlled by Borrower onto or into the Mortgaged Property, except under conditions permitted by applicable Environmental Laws and, in the event that such Hazardous Substances are present on, under or emanate from the Mortgaged Property, or migrate onto or into the Mortgaged Property, Borrower shall cause the removal or remediation of such Hazardous Substances, in accordance with this Agreement and Environmental Laws (including, where applicable, the National Contingency Plan promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C.ss.9601 et seq. ), either on its own behalf or by causing a tenant or other party primarily at fault to perform such removal and remediation. Borrower shall use commercially reasonable efforts to prevent, and to seek the remediation of, any migration of Hazardous Substances onto or into the Mortgaged Property from any adjoining property.

                  (ii) Upon reasonable prior written notice, the Agent shall have the right, except as otherwise provided under Leases, at all reasonable times during normal business hours to enter upon and inspect all or any portion of the Mortgaged Property, PROVIDED that such inspections shall not unreasonably interfere with the operation or the tenants, residents or occupants of the Mortgaged Property and shall be done by persons with the appropriate level of security clearance, as may be required. If the Agent has reasonable grounds to suspect that Remedial Work may be required, the Agent shall notify Borrower and, thereafter, may select a consulting Engineer to conduct and prepare reports of such inspections (with notice to Borrower prior to the commencement of such inspection). Borrower shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the Engineer, and to submit comments and suggested revisions or rebuttals to same. The inspection rights granted to the Agent in this SECTION 5.1(E) shall be in addition to, and not in limitation of, any other inspection rights granted to the Agent in this Agreement, and shall expressly include the right (if the Agent reasonably suspects that Remedial Work may be required) to conduct soil borings, establish ground water monitoring wells and conduct other customary environmental tests, assessments and audits.

                  (iii) Borrower agrees to bear and shall pay or reimburse the Lenders on demand for all sums advanced and reasonable expenses incurred (including reasonable attorneys' fees and disbursements, but excluding internal overhead, administrative and similar costs of the Lenders) reasonably relating to, or incurred by Lenders in connection with, the inspections and reports described in this SECTION 5.1(E) (to the extent such inspections and reports relate to the Mortgaged Property) in the following situations:

                           (x) If the Agent has reasonable grounds to believe,
                  at the time any such inspection is ordered, that there exists an occurrence or condition that could lead to an Environmental Claim;

                           (y) If any such inspection reveals an occurrence or
                  condition that is reasonably likely to lead to an Environmental Claim; or

                           (z) If an Event of Default with respect to the
                  Mortgaged Property exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

                  (f) ENVIRONMENTAL NOTICES. Borrower shall promptly provide notice to Agent of:

                  (i) any Environmental Claim asserted by any Governmental Authority with respect to any Hazardous Substance on, in, under or emanating from the Mortgaged Property, which might involve remediation cost or liability greater than $25,000;

                  (ii) any proceeding, investigation or inquiry commenced or threatened in writing by any Governmental Authority, against Borrower, with respect to the presence, suspected presence, Release or threatened Release of Hazardous Substances from or onto, in or under any property not owned by Borrower (including, without limitation, proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss.9601, ET SEQ.), which might involve remediation cost or liability greater than $25,000;

                  (iii) all Environmental Claims asserted or threatened against Borrower, against any other party occupying the Mortgaged Property or any portion thereof or against the Mortgaged Property which become known to Borrower, which might involve remediation cost or liability greater than $25,000;

                  (iv) the discovery by Borrower of any occurrence or condition on the Mortgaged Property or on any real property adjoining or in the vicinity of the Mortgaged Property which affects the Mortgaged Property and which could involve remediation cost or liability greater than $25,000;

                  (v) the commencement or completion of any Remedial Work; and

                  (vi) any of the foregoing clauses (i) - (v) that a tenant notifies to Borrower under a Lease with respect to such tenant.

                  (g) COPIES OF NOTICES. Borrower shall transmit to the Agent copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described in SECTION 5.1(F).

                  (h) ENVIRONMENTAL CLAIMS. The Agent may join and participate in, as a party if the Agent so determines, any legal or administrative proceeding or action concerning the Mortgaged Property or any portion thereof under any Environmental Law, if, in the Agent's reasonable judgment, the interests of the Lenders shall not be adequately protected by Borrower; PROVIDED, HOWEVER, that the Lenders shall not participate in day-to-day decision making with respect to environmental compliance. Borrower shall pay or reimburse the Lenders on demand for all reasonable sums advanced and reasonable expenses incurred (including reasonable attorneys' fees and disbursements, but excluding internal overhead, administrative and similar costs of the Lenders) by the Lenders in connection with any such action or proceeding.

                  (i) ENVIRONMENTAL INDEMNIFICATION. Borrower shall indemnify, reimburse, defend, and hold harmless the Agent, each Lender, the Collateral Agent and each of its respective parents, subsidiaries, Affiliates, shareholders, directors, officers, employees, representatives, agents, successors, assigns and attorneys (collectively, the "INDEMNIFIED PARTIES") for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, disbursements and expenses, and reasonable consultants' fees, disbursements and expenses (but excluding internal overhead, administrative, lost opportunity and similar costs of the Lenders and the Collateral Agent)), asserted against, resulting to, imposed on, or incurred by any Indemnified Party, directly or indirectly, in connection with any of the following (except to the extent same are directly and solely caused by the gross negligence or willful misconduct of any Indemnified Party and except that any Indemnified Party shall not be indemnified against claims resulting from actions taken or events occurring with respect to the Mortgaged Property after the Agent forecloses its Lien or security interest upon the Mortgaged Property or accepts a deed in lieu of foreclosure or is a so-called "mortgagee-in-possession" unless and to the extent such indemnification relates to any of the following which occurred while Borrower owned the Mortgaged Property):

                  (i) events, circumstances, or conditions which form the reasonable basis for an Environmental Claim;

                  (ii) any pollution or threat to human health or the environment that is related in any way to Borrower's or any previous owner's or operator's management, use, control, ownership or operation of the Mortgaged Property (including, without limitation, all on-site and off-site activities involving Hazardous Substances), and whether occurring, existing or arising prior to or from and after the date hereof, and whether or not the pollution or threat to human health or the environment is described in the Environmental Reports;

                  (iii) any Environmental Claim against any Person whose liability for such Environmental Claim Borrower has or may have assumed or retained either contractually or by operation of law; or

                  (iv) the breach of any representation, warranty or covenant set forth in Section 4.2(e) and SECTIONS 5.1(D) through 5.1(I), inclusive.

The provisions of and undertakings and indemnification set forth in this SECTION 5.1(I) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

                  (j) GENERAL INDEMNITY.

                  (i) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions and proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, and litigation costs, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings (including, but not limited to, reasonable attorneys' fees and other reasonable costs of defense) (the "LOSSES") imposed upon or incurred by or asserted against any Indemnified Parties (except to the extent same are directly and solely caused by the gross negligence or willful misconduct of any Indemnified Party) and directly or indirectly arising out of or in any way relating to any one or more of the following:

                           (A) any breach by Borrower of obligations under, or a
                  material misrepresentation contained in, the Note or any of the other Loan Documents;

                           (B) any untrue statement of any material fact
                  contained in any information concerning Borrower, the Mortgaged Property or the Loan or the omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information or in light of the circumstances under which they were made not misleading;

                           (C) any and all lawful action that may be taken and
                  is taken by the Lender in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower or any Affiliate of Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

                           (D) any accident, injury to or death of persons or
                  loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

                           (E) any use, nonuse or condition in, on or about the
                  Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

                           (F) any failure on the part of Borrower to perform or
                  be in compliance with any of the terms of this Agreement or any of the other Loan Documents;

                           (G) performance of any labor or services or the
                  furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof pursuant to provisions of this Agreement;

                           (H) any failure of the Mortgaged Property to be in
                  compliance with any Legal Requirement;

                           (I) the enforcement by any Indemnified Party of the
                  provisions of this SECTION 5.1(J); and

                           (J) any and all claims and demands whatsoever which
                  may be asserted against the Lenders by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease.

Any amounts payable to an Indemnified Party by reason of the application of this
SECTION 5.1(J)(I) shall become due and payable ten (10) days after written demand and shall bear interest at the Default Rate from the tenth (10th) day after demand until paid.

                  (ii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note or any of the other Loan Documents (excluding income and/or franchise taxes).

                  (iii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys' fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in the Lender's reasonable discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrower's covenants with respect to ERISA and employee benefits plans contained herein.

                  (iv) Promptly after receipt by an Indemnified Party under this
         SECTION 5.1(J) of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrower under this SECTION 5.1(J), notify Borrower in writing, but the omission so to notify Borrower will not relieve Borrower from any liability which it may have to any Indemnified Party under this SECTION 5.1(J) or otherwise unless and to the extent that Borrower did not otherwise possess knowledge of such claim or action and such failure resulted in the forfeiture by Borrower of substantial rights and defenses. In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrower, Borrower will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; and, upon receipt of notice from Borrower to such Indemnified Party of its election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld or delayed), Borrower will not be liable to such Indemnified Party under this SECTION 5.1(J) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding the preceding sentence, each Indemnified Party will be entitled to employ counsel separate from such counsel for Borrower and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable. In such event, Borrower shall pay the reasonable fees and disbursements of such separate counsel, subject to reimbursement of such costs if the Indemnified Party requiring such separate counsel is found not to be entitled to the indemnity protection of this SECTION 5.1(J). Borrower shall not, without the prior written consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding. No Indemnified Party shall enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrower.

The provisions of and undertakings and indemnification set forth in this SECTION 5.1(J) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

                  (k) ACCESS TO MORTGAGED PROPERTY. Borrower shall permit agents, representatives and employees of the Agent (with the appropriate level of security clearance, as may be required) to inspect the Mortgaged Property or any part thereof at such reasonable times as may be requested by Agent upon reasonable advance written notice, subject, however, to the rights of Borrower and of the tenants of the Mortgaged Property.

                  (l) NOTICE OF DEFAULT. Borrower shall promptly advise Agent in writing of any change in Borrower's condition, financial or otherwise, that is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default.

                  (m) COOPERATE IN LEGAL PROCEEDINGS. Except with respect to any claim by Borrower, the Managing Member or the Guarantor against the Agent or any Lender, Borrower shall reasonably cooperate with Agent with respect to any proceedings before any Governmental Authority that are reasonably likely to in any way materially affect the rights of the Lenders hereunder or any rights obtained by the Lenders under any of the Loan Documents and, in connection therewith, shall not prohibit Agent, at its election, from participating in any such proceedings.

                  (n) PERFORM LOAN DOCUMENTS. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents.

                  (o) INSURANCE BENEFITS. Borrower shall reasonably cooperate with Agent in obtaining for the Lenders the benefits of any Insurance Proceeds lawfully or equitably payable to Borrower or Lenders in connection with the Mortgaged Property. Agent shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys' fees and disbursements, but excluding internal overhead, administrative and similar costs of Agent) out of such Insurance Proceeds, all as more specifically provided in this Agreement.

                  (p) FURTHER ASSURANCES. Borrower shall, at Borrower's sole cost and expense:

                  (i) upon Agent's reasonable request therefor given from time to time, pay for (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower, and (b) searches of title to the Mortgaged Property, each such search to be conducted by search firms designated by Agent in each of the locations designated by Agent;

                  (ii) furnish to Agent all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;

                  (iii) execute and deliver to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Agent may reasonably require (including, without limitation, tenant estoppel certificates, an amended or replacement Mortgage, UCC financing statements or Collateral Security Instruments); and

                  (iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent shall reasonably require from time to time.

                  (q) MANAGEMENT OF MORTGAGED PROPERTY.

                  (i) The Mortgaged Property shall be managed at all times by the Manager or another manager reasonably satisfactory to Agent, pursuant to a Management Agreement; PROVIDED, that notwithstanding the foregoing, management of the Mortgaged Property may be transferred to Borrower or a successor manager that is an Affiliate of the Borrower without the Agent's approval, so long as such manager, if an Affiliate, is paid a management fee at a market rate and delivers a Manager's Subordination. Borrower shall cause any manager of the Mortgaged Property to agree that such manager's management agreement is subject and subordinate in all respects to the Lien of the Mortgage. A Management Agreement may be terminated (1) by Borrower at any time in accordance with the provisions of such Management Agreement so long as a successor manager shall have been appointed and such successor manager has (i) entered into a Management Agreement, subject to any modifications approved by Agent, which approval shall not be unreasonably denied, conditioned or delayed, and (ii) has executed and delivered the Manager's Subordination to Agent, and (2) by Agent upon thirty (30) days' prior written notice to Borrower and the Manager (a) upon the occurrence and continuation of an Event of Default or (b) if the Manager commits any act which would permit termination under the Management Agreement (subject to any applicable notice, grace and cure periods provided in the Management Agreement) or (c) if a change of majority control occurs with respect to the Manager. Borrower shall cooperate with the transfer of management to a successor manager appointed by Agent at any time pursuant to the preceding sentence. Subject to the first sentence of this SECTION 5.1(Q)(I), Borrower may from time to time appoint a successor manager to manage the Mortgaged Property with Agent's prior written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, any successor manager selected hereunder by Agent or Borrower to manage the Mortgaged Property shall be a reputable management company having substantial experience in the management of real property of a similar type, size and quality in the state in which the Mortgaged Property is located. Notwithstanding anything herein to the contrary, if the Loan has been included in a Secondary Market Transaction in which Securities are issued, neither the Agent or Borrower shall appoint a successor or replacement manager, without first having obtained a Rating Confirmation. Borrower further covenants and agrees that any manager of Mortgaged Property shall at all times while any Indebtedness is outstanding maintain worker's compensation insurance as required by Governmental Authorities, if any.

                  (ii) Borrower further covenants and agrees that the Mortgaged Property shall be operated pursuant to the Management Agreement and that Borrower shall: (w) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (x) promptly notify the Agent of any material default under the Management Agreement of which it is aware; (y) promptly deliver to the Agent a copy of each financial statement, business plan, capital expenditures plan, notice and report received by it under the Management Agreement, including, but not limited to, financial statements; and (z) promptly enforce the performance and observance of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

                  (r) FINANCIAL REPORTING.

                  (i) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Mortgaged Property and ownership of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property, whether such income or expense may be realized by Borrower or by any other Person whatsoever. Agent shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Agent shall desire. During the continuation of an Event of Default (including, without limitation, an Event of Default resulting from the failure of the Borrower to deliver any of the financial information required to be delivered pursuant to this SECTION 5.1(R)), Borrower shall pay any reasonable costs and expenses incurred by Agent to examine Borrower's accounting records, as Agent shall reasonably determine to be necessary or appropriate in the protection of the Lenders' interest.

                  (ii) Borrower shall furnish to Agent annually, within ninety
         (90) days following the end of each Fiscal Year, a complete copy of Borrower's financial statement certified by the chief executive officer, the chief financial officer or the treasurer of the Guarantor in accordance with GAAP consistently applied covering Borrower's financial position and results of operations, for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of Borrower's equity, all of which shall be in form and substance reasonably acceptable to Agent; PROVIDED, that notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, if requested by Agent, any such annual financial statement shall be audited by a "Big Four" accounting firm or such other Independent certified public accountant acceptable to Agent. Agent shall have the right from time to time to review and consult with respect to the auditing procedures used in the preparation of such annual financial statements. Together with Borrower's annual financial statements, Borrower shall furnish to Agent an Officer's Certificate certifying as of the date thereof (x) that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower all in accordance with GAAP consistently applied, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

                  (iii) Borrower shall furnish to Agent, within forty-five (45) days following the end of each Fiscal Year quarter a true, complete and correct quarterly unaudited financial statement prepared in accordance with GAAP (subject to the absence of footnote disclosure and normal year end adjustments) with respect to Borrower for the portion of the Fiscal Year then ended. Agent shall have the right from time to time to review and consult with respect to the procedures used in the preparation of such quarterly financial statements.

                  (iv) Borrower shall furnish to Agent, within fifteen (15) Business Days after request, such further information with respect to the operation of the Mortgaged Property and the financial affairs of Borrower as may be reasonably requested by Agent, including all business plans prepared for Borrower.

                  (v) Borrower shall furnish to Agent, within fifteen (15) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Agent in writing.

                  (vi) At least thirty (30) days prior to the end of each of Borrower's Fiscal Years, Borrower shall submit or cause to be submitted to Agent for its approval, such approval not to be unreasonably withheld or delayed, an Operating Budget for Property Expenses, Capital Improvement Costs, Leasing Commissions, TI Costs and replacement reserve costs for the next Fiscal Year for the Mortgaged Property. Until so approved by Agent for the subsequent Fiscal Year, the Operating Budget approved by Agent for the preceding Fiscal Year shall remain in effect for purposes of SECTION 2.12; PROVIDED, that for so long as such prior Operating Budget remains in effect, amounts set forth in the prior Operating Budget with respect to Property Expenses, TI Costs and Leasing Commissions shall be deemed increased on a percentage basis by an amount equal to the greater of (x) actual increases then known to Borrower and (y) the increase in the Consumer Price Index (expressed as a percentage) as measured over the calendar year that the prior Operating Budget was in effect.

                  (vii) The Borrower shall deliver or cause to be delivered to the Agent copies of all financial statements, reports, forecasts and other information delivered to the Subordinate Lender pursuant to
         Section 6 of the Purchase Agreement, simultaneously with the delivery of such items to the Subordinate Lender.

                  (s) OPERATION OF MORTGAGED PROPERTY. Borrower shall cause the operation of the Mortgaged Property to be conducted at all times in a manner consistent with at least the level of operation of the Mortgaged Property as of the Closing Date, including, without limitation, the following:

                  (i) to maintain or cause to be maintained the standard of the Mortgaged Property at all times at a level not lower than that maintained by prudent managers of similar facilities or land in the region where the Mortgaged Property is located;

                  (ii) to operate or cause to be operated the Mortgaged Property in a prudent manner in compliance in all material respects with applicable Legal Requirements and Insurance Requirements relating thereto and maintain or cause to be maintained all licenses, Permits and any other agreements necessary for the continued use and operation of the Mortgaged Property; and

                  (iii) to maintain or cause to be maintained sufficient Inventory and Equipment of types and quantities at the Mortgaged Property to enable Borrower to operate the Mortgaged Property and to comply in all material respects with all Leases affecting the Mortgaged Property.

                  (t) SINGLE-PURPOSE ENTITY.

                  (i) Borrower at all times will continue to be a duly formed and validly existing limited liability company under the laws of the State of its formation and a Single-Purpose Entity.

                  (ii) Borrower shall at all times comply with the provisions of its Organizational Agreement and the laws of the State of its formation relating to limited liability companies.

                  (iii) Borrower shall observe all customary formalities regarding its existence.

                  (iv) Borrower shall accurately maintain its financial statements, accounting records and other corporate documents separate from those of its members, Affiliates of its members and any other Person. Borrower shall not commingle its assets with those of its members, any Affiliates of its members, or any other Person. Borrower shall continue to accurately maintain its own bank accounts and separate books of account.

                  (v) Borrower shall continue to pay its own liabilities from its own separate assets.

                  (vi) Borrower shall continue to identify itself in all dealings with the public, under its own name or trade names and as a separate and distinct entity. Borrower will not identify itself as being a division or a part of any other entity. Borrower will not identify its members or any Affiliates of its members as being a division or part of Borrower.

                  (vii) Borrower shall continue to be adequately capitalized in light of the nature of its business.

                  (viii) Borrower shall not assume or guarantee the liabilities of its members (or any predecessor corporation), any Affiliates of its members or shareholders or any other Persons, except for liabilities relating to the Mortgaged Property. Borrower shall not acquire obligations or securities of its members (or any predecessor corporation, partnership or limited liability company), or any Affiliates of its members or any other Persons. Except for the Liens granted pursuant to the Loan Documents, Borrower shall not pledge its assets for the benefit of any other Person (other than the Agent) or make loans or advances to its members (or any predecessor corporation), or any Affiliates of its members or any other Persons.

                  (ix) Borrower shall not enter into or be a party to any transaction with its members (or any predecessor corporation, partnership or limited liability company) or any Affiliates of its members, except for in the ordinary course of business on terms which are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with an unrelated third party (other than in connection with the execution by Borrower and the Manager of the Management Agreement).

                  (u) ERISA. Borrower shall deliver to Agent as soon as possible, and in any event within ten days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, an Officer's Certificate setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

                  (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with
         Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

                  (ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

                  (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                  (iv) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate of Borrower that results in material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                  (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate of Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

                  (vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

                  (vii) the imposition of a lien or a security interest in connection with a Plan.

                  (v) Reserved.

                  (w) SECONDARY MARKET TRANSACTION. Borrower acknowledges that Agent and its successors and assigns may (i) sell the Loan to one or more investors as a whole loan, (ii) participate the Loan to one or more investors,
(iii) deposit the Loan with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or interest therein to investors (the transactions referred to in CLAUSES (I) through (IV) above are hereinafter each referred to as a "SECONDARY MARKET TRANSACTION"). Borrower shall cooperate with Agent in attempting to effect or effecting any such Secondary Market Transaction and shall cooperate in attempting to implement or implementing all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, including but not limited to,

                  (i) providing Agent an estoppel certificate and such information, legal opinions and documents relating to Borrower, the Guarantor, the Mortgaged Property and any tenants of the Mortgaged Property (in the case of tenants, limited to such information that is in the Borrower's possession or that can be obtained without significant expense) as Agent or the Rating Agencies may reasonably request in connection with such Secondary Market Transaction,

                  (ii) amending the Loan Documents and Organizational Agreement of Borrower, and updating and/or restating officer's certificates, title insurance and other closing items, as may be required by the Rating Agencies (except Borrower shall not be required to update the Appraisal),

                  (iii) participating in bank, investors and Rating Agencies' meetings if requested by Agent,

                  (iv) upon Agent's request, amending the Loan Documents (and updating and/or restating officer's certificates, title insurance and other closing items in connection therewith) to divide the Loan into two or more separate or component notes, which notes may be included in separate transactions and have different interest rates and amortization schedules (but with aggregated financial terms which are equivalent to that of the Loan prior to such separation), and

                  (v) reviewing the offering documents relating to any Secondary Market Transaction to ensure that all information concerning Borrower, the Guarantor, the Mortgaged Property, and the Loan is correct, and certifying to the accuracy thereof.

Agent and the Lenders shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms and investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. Agent, the Lenders and the Rating Agencies shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Agent and the Lenders may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. Notwithstanding the foregoing, this SECTION 5.1(W) shall not obligate Borrower and/or Guarantor to participate in any registered public offering of any securities.

                  (x) INSURANCE.

                  (i) Borrower, at its sole cost and expense, shall keep the Improvements and Equipment insured (including, but not limited to, any period of renovation, alteration and/or construction) during the term of the Loan with the coverage and in the amounts required under this Agreement for the mutual benefit of Borrower and Agent against loss or damage by fire, lightning, wind and such other perils as are customarily included in a standard "all-risk" or "special cause of loss" form and against loss or damage by other risks and hazards covered by a standard extended coverage insurance policy (including, without limitation, riot and civil commotion, vandalism, malicious mischief, burglary, collapse, theft and such other coverages as may be reasonably required by Agent on the special form (formerly known as an all risk form)). Such insurance shall be in an amount (i) equal to at least the greater of then full replacement cost of the Improvements and Equipment (exclusive of the cost of foundations and footings), without deduction for physical depreciation and the outstanding Principal Indebtedness, and (ii) such that the insurer would not deem Borrower a co-insurer under said policies. The policies of insurance carried in accordance with this
         SECTION 5.1(X) shall be paid not less than ten (10) days in advance of the due date thereof and shall contain the "Replacement Cost Endorsement" with a waiver of depreciation. If terrorism coverage is excluded on an "all-risk" basis, then the Borrower shall obtain coverage for terrorism and similar acts in the standalone terrorism market. Notwithstanding the foregoing, Agent shall not unreasonably withhold its consent to reductions in the stated amounts and types of coverage required to be maintained by Borrower hereunder if such levels of coverage or types of insurance, as determined by Agent in its sole discretion, (A) are not available at commercially reasonable rates and
         (B) are not at the time commonly maintained for properties similar to the Mortgaged Property and located in or around the region in which the Mortgaged Property is located.

                  (ii) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Agent, shall also obtain and maintain or cause to be obtained and maintained during the entire term of the Loan the following policies of insurance:

                           (A) flood insurance, if any part of the Mortgaged
                  Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (and any amendment or successor act thereto) in an amount at least equal to the maximum limit of coverage available with respect to the Improvements and Equipment under said Act;

                           (B) Comprehensive General Liability or Commercial
                  General Liability insurance, including a broad form comprehensive general liability endorsement and coverage for broad form property damage, contractual damages, personal injuries (including death resulting therefrom) and a liquor liability endorsement if liquor is sold on the Mortgaged Property, containing minimum limits of liability of $1 million for both injury to or death of a person and for property damage per occurrence and $3 million in the aggregate for the Mortgaged Property, and such other liability insurance reasonably requested by Agent; in addition, at least $10 million excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all court costs and attorneys' fees incurred in connection with the ownership, operation and maintenance of the Mortgaged Property;

                           (C) business interruption insurance (including rental
                  value) in an annual aggregate amount equal to the estimated gross revenues from the Leases of the Mortgaged Property (including, without limitation, the loss of all Rents and additional Rents payable by all of the lessees under the Leases (whether or not such Leases are terminable in the event of a fire or casualty)), such insurance to cover losses for a period of the longer of (x) one year (or, if the Loan has been included in a Secondary Market Transaction in which Securities are issued and the Rating Agencies so require, eighteen (18) months) after the date of the fire or casualty in question or (y) the period from the time of loss until all repairs are fully completed with reasonable diligence and dispatch, plus an extended period of indemnity commencing at the time repairs are completed for a period of not less than 90 days and to be increased or decreased, as applicable, from time to time during the term of the Loan if, and when, the gross revenues from the Leases of the Mortgaged Property materially increase or decrease, as applicable (including, without limitation, increases from new Leases and renewal Leases entered into in accordance with the terms of this Agreement), to reflect all increased Rent and increased additional Rent payable by all of the lessees under such renewal Leases and all Rent and additional Rent payable by all of the lessees under such new Leases;

                           (D) insurance against loss or damage from (x) leakage
                  of sprinkler systems and (y) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements (without exclusion for explosions), covering all boilers or other pressure vessels, machinery and equipment located in, on, or about the Improvements; coverage is required in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing same and shall extend to electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping;

                           (E) worker's compensation insurance coverage (in
                  amounts not less than the statutory minimums for all persons employed by Borrower or its tenants at the Mortgaged Property and in compliance with all other requirements of applicable local, state and federal law) and "Employers Liability" insurance in amounts not less than required by statute;

                           (F) during any period of repair or restoration,
                  builder's "all risk" insurance in an amount equal to not less than the full insurable value of the Mortgaged Property against such risks (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Agent may request, in form and substance acceptable to Agent;

                           (G) ordinance or law coverage to compensate for the
                  cost of demolition, increased cost of construction, and loss to any undamaged portions of the Improvements, if the current use of the Mortgaged Property or the Improvements themselves are or become "nonconforming" pursuant to the applicable zoning regulations, or full rebuildability following casualty is otherwise not permitted under such zoning regulations;

                           (H) if required by Agent as a result of the Mortgaged
                  Property being located in an area with a high degree of seismic activity, earthquake damage insurance in an amount and form acceptable to Agent; and

                           (I) such other insurance as may from time to time be
                  reasonably required by Agent in order to protect its interests with respect to the Loan and the Mortgaged Property and to conform such requirements to then current standards for a Secondary Market Transaction in which Securities are issued.

                  (iii) All policies of insurance (the "POLICIES") required pursuant to this SECTION 5.1(X):

                           (A) shall be issued by an insurer approved by Agent
                  which has a claims paying ability rating of not less than "AA" (or the equivalent) by Rating Agencies satisfactory to Agent (one of which shall be Standard & Poor's Ratings Group) and A:VIII or better as to claims paying ability by AM Best,

                           (B) shall name Agent as an additional insured and
                  contain a standard noncontributory mortgagee clause and a Agent's Loss Payable Endorsement, or their equivalents, naming Agent (and/or such other party as may be designated by Agent) as the party to which all payments made by such insurance company shall be paid,

                           (C) shall be maintained throughout the term of the
                  Loan without cost to Agent,

                           (D) shall contain such provisions as Agent deems
                  reasonably necessary or desirable to protect its interest (including, without limitation, endorsements providing that neither Borrower, Agent nor any other party shall be a co-insurer under said Policies and that Agent shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation),

                           (E) shall contain a waiver of subrogation against
                  Agent,

                           (F) shall be for a term of not less than one year,

                           (G) shall be issued by an insurer licensed in the
                  state in which the Mortgaged Property is located,

                           (H) shall provide that Agent may, but shall not be
                  obligated to, make premium payments to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same, and

                           (I) shall be reasonably satisfactory in form and
                  substance to Agent and reasonably approved by Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds to the extent not otherwise specified in this SECTION 5.1(X).

         Copies of said Policies, certified as true and correct by Borrower, or insurance certificates thereof, shall be delivered to Agent. Not later than ten (10) days prior to the expiration date of each of the Policies, Borrower shall deliver to Agent satisfactory evidence of the renewal of each Policy. The insurance coverage required under this
         SECTION 5.1(X) may be effected under a blanket policy or policies covering the Mortgaged Property and other property and assets not constituting a part of the Collateral; PROVIDED that any such blanket policy shall provide at least the same amount and form of protection as would a separate policy insuring the Mortgaged Property individually, which amount shall not be less than the amount required pursuant to this SECTION 5.1(X) and which shall in any case comply in all other respects with the requirements of this SECTION 5.1(X). Upon demand therefor, Borrower shall reimburse Agent for all of Agent's or its designee's reasonable costs and expenses incurred in obtaining any or all of the Policies or otherwise causing the compliance with the terms and provisions of this SECTION 5.1(X), including (without limitation) obtaining updated flood hazard certificates and replacement of any so-called "forced placed" insurance coverages to the extent Borrower was required to obtain and maintain any such Policy or Policies hereunder and failed to do so. Borrower shall pay the premiums for such Policies (the "INSURANCE PREMIUMS") as the same become due and payable, it being understood that, without limiting Borrower's obligation to pay the Insurance Premiums, Borrower may requisition and apply funds from the Insurance Escrow Account to pay such Insurance Premiums shall furnish to Agent evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Agent (provided, however, that Borrower is not required to furnish such evidence of payment to Agent in the event that such Insurance Premiums have been paid by Agent or the Collateral Agent). If Borrower does not furnish such evidence and receipts at least ten (10) days prior to the expiration of any expiring Policy, then Agent may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Agent for the cost of such Insurance Premiums promptly on demand. Within thirty (30) days after request by Agent, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Agent, based on then industry-standard amounts of coverage then being obtained by prudent owners of properties similar to the Mortgaged Property in the same applicable market region as the Mortgaged Property. Borrower shall give Agent prompt written notice if Borrower receives from any insurer any written notification or threat of any actions or proceedings regarding the non-compliance or non-conformity of the Mortgaged Property with any insurance requirements.

                  (iv) If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Agent.

                           (A) In case of loss covered by Policies, Agent may
                  either (a) jointly with a Borrower settle and adjust any claim and agree with the insurance company or companies on the amount to be paid on the loss or (b) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; PROVIDED, that Borrower may settle and adjust losses aggregating not in excess of $50,000, agree with the insurance company or companies on the amount to be paid upon the loss and collect and receipt for any such Insurance Proceeds; PROVIDED, FURTHER, that if (x) at the time of the settlement of such claim an Event of Default has occurred and is continuing or (y) the Agent and the Borrower are unable to agree upon a joint settlement or (z) the Agent disapproves of the Borrower's proposed settlement with the insurance company, then Agent shall settle and adjust such claim without the consent of Borrower. In any such case Agent shall and is hereby authorized to collect and receipt for any such Insurance Proceeds subject to and to the extent provided for in this Agreement. The reasonable out-of-pocket expenses incurred by Agent in the adjustment and collection of Insurance Proceeds shall become part of the Indebtedness and be secured by the Mortgage and shall be reimbursed by Borrower to Agent upon demand therefor.

                           (B) In the event of any insured damage to or
                  destruction of the Mortgaged Property or any part thereof (herein called an "INSURED CASUALTY") where the aggregate amount of the loss, as reasonably determined by an Independent insurance adjuster, (i) is less than twenty percent (20%) of the Principal Indebtedness or (ii) if the damage is to personal property of the Borrower located on the Mortgaged Property and the concurrent damage to the real property is less than twenty percent (20%) of the Principal Indebtedness, and if, in the reasonable judgment of Agent, the Mortgaged Property can be restored by not later than the first to occur of (a) twelve (12) months of settlement of the claim and (b) the expiration of the business interruption insurance and, in any case, not later than six (6) months prior to the Maturity Date to an economic unit not less materially valuable (including an assessment of the impact of the termination of any Leases due to such Insured Casualty) and not less useful than the same was prior to the Insured Casualty, or if Agent otherwise elects to allow a Borrower to restore the Mortgaged Property, then, if no Event of Default shall have occurred and be continuing, the Insurance Proceeds (after reimbursement of any reasonable out-of-pocket expenses incurred by Agent in connection with the collection of any applicable Insurance Proceeds) shall be made available at Borrower's option to directly pay or to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to the Insured Casualty, as provided for below, and, in the case of personal property, such replacement or restoration shall be utilized to maintain existing Leases or contracts with NAP Obligors. Borrower hereby covenants and agrees to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding. Borrower shall pay all out-of-pocket costs (and if required by Agent, Borrower shall deposit the total thereof with Agent in advance) of such restoring, repairing, replacing or rebuilding in excess of the Insurance Proceeds made available pursuant to the terms hereof (the "DEFICIENT AMOUNT").

                           (C) Except as provided above, the Insurance Proceeds
                  collected upon any Insured Casualty shall, at the option of Agent in its sole discretion, be applied to the payment of the Indebtedness as provided in SECTION 2.7(B) of this Agreement or applied to the cost of restoring, repairing, replacing or rebuilding the affected Mortgaged Property or part thereof subject to the Insured Casualty, in the manner set forth below.

                           (D) In the event that Insurance Proceeds (after
                  reimbursement of any reasonable expenses incurred by Agent in connection with the collection of any applicable Insurance Proceeds), if any, shall be made available to Borrower for the restoring, repairing, replacing or rebuilding of any portion of the affected Mortgaged Property, Borrower covenants to restore, repair, replace or rebuild the same to be of at least comparable value as prior to such damage or destruction, all to be effected in accordance with Legal Requirements and plans and specifications approved in advance by Agent, such approval not to be unreasonably withheld or delayed.

                           (E) In the event Borrower is entitled to payment or
                  reimbursement out of Insurance Proceeds, such proceeds shall be held in an Eligible Account as provided in SECTION 2.12(F) and disbursed from time to time as the restoration progresses upon Agent being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the restoration, repair, replacement and rebuilding covered by the disbursement has been completed in accordance with plans and specifications approved by Agent, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding, (3) funds, or, at Agent's option, assurances reasonably satisfactory to Agent that such funds are available and sufficient in addition to the Insurance Proceeds to complete the proposed restoration, repair, replacement and rebuilding, and (4) such architect's certificates, waivers of lien for prior disbursements, contractor's sworn statements, title insurance endorsements, bonds and other evidences of cost, payment (if applicable) and performance of the foregoing repair, restoration, replacement or rebuilding as Agent may reasonably require and approve. Agent may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and reasonably approved by Agent prior to commencement of work. Agent may retain a construction consultant to inspect such work and review Borrower's request for payments and Borrower shall, on demand by Agent, reimburse Agent for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the hard construction costs value of the work performed from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work); funds other than Insurance Proceeds shall be disbursed prior to disbursement of such proceeds; and, at all times, the undisbursed balance of such proceeds remaining in the accounts of Agent, together with funds deposited for that purpose or irrevocably committed to the repayment of Agent by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Agent to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien, except for Permitted Encumbrances. Any surplus which may remain out of

                  Insurance Proceeds held by Agent after payment of such costs of restoration, repair, replacement or rebuilding shall be paid to Borrower so long as no Event of Default has occurred and is continuing.

                  (v) Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement that would be considered "co-insurance" or adversely affect the ability to collect under a policy of insurance required hereunder.

                  (y) CONDEMNATION.

                  (i) Borrower shall promptly give Agent written notice of the actual or threatened commencement of any proceeding for a Taking and shall deliver to Agent copies of any and all papers served in connection with such proceedings. Agent is hereby irrevocably appointed as Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Condemnation Proceeds for said Taking. With respect to any compromise or settlement in connection with such proceeding, Agent shall jointly with Borrower compromise and reach settlement unless at the time of such Taking an Event of Default has occurred and is continuing and the Indebtedness has been accelerated, in which event Agent shall compromise and reach settlement without the consent of Borrower. Notwithstanding the foregoing provisions of this SECTION 5.1(Y), Borrower is authorized to negotiate, compromise and settle, without participation by Agent, Condemnation Proceeds of up to $50,000 in connection with any Taking. Notwithstanding any Taking, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in this Agreement and the other Loan Documents and the Indebtedness shall not be reduced except in accordance therewith.

                  (ii) Borrower shall cause the Condemnation Proceeds to be paid directly to the Collection Account as provided in SECTION 2.7(B) of this Agreement. Agent may, in its sole discretion, apply any such Condemnation Proceeds to the reduction or discharge of the Indebtedness (whether or not then due and payable).

                  (iii) With respect to a Taking in part, which shall mean any Taking which does not render the affected Mortgaged Property physically or economically unsuitable in the reasonable judgment of Agent for the use to which it was devoted prior to the Taking, Borrower shall cause the Condemnation Proceeds to be paid to Agent as described above or deposited into the applicable account pursuant to the provisions of this Agreement, to be applied to the cost of repairing, replacing, restoring or rebuilding the affected Mortgaged Property as follows:

                           (A) Provided that Condemnation Proceeds shall be made
                  available to Borrower for the restoring, repairing, replacing or rebuilding of the affected Mortgaged Property, Borrower hereby covenants to restore, repair, replace or rebuild the same to be of at least comparable value and, to the extent commercially practicable, of substantially the same character as prior to the Taking, all to be effected in accordance with applicable law and plans and specifications reasonably approved in advance by Agent. Borrower shall pay all costs (and if required by Agent, Borrower shall deposit the total thereof with Agent in advance) of such restoring, repairing, replacing or rebuilding in excess of the Condemnation Proceeds made available pursuant to the terms hereof.

                           (B) The Condemnation Proceeds held by Agent shall be
                  held in an Eligible Account as provided in SECTION 2.12(F) and disbursed from time to time as the restoration progresses upon Agent being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the restoration, repair, replacement and rebuilding covered by the disbursement has been completed in accordance with plans and specifications approved by Agent, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding, (3) funds, or, at Agent's option, assurances satisfactory to Agent that such funds are available and sufficient in addition to the Condemnation Proceeds to complete the proposed restoration, repair, replacement and rebuilding, and (4) such architect's certificates, waivers of lien for prior disbursements, contractor's sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing repair, restoration, replacement or rebuilding as Agent may reasonably require and approve. Agent may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and reasonably approved by Agent prior to commencement of work. Agent may retain a construction consultant to inspect such work and review any request by Borrower for payments and Borrower shall, on demand by Agent, reimburse Agent for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the hard construction costs value of the construction work performed from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work); funds other than Condemnation Proceeds shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Agent, together with funds deposited for that purpose or irrevocably committed to the repayment of Agent by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Agent to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien. Any surplus which may remain out of Condemnation Proceeds held by Agent after payment of such costs of restoration, repair, replacement or rebuilding shall be paid to Borrower so long as no Event of Default has occurred and is continuing.

                           (C) If the affected Mortgaged Property is sold,
                  through foreclosure or otherwise, prior to the receipt by Agent of any such Condemnation Proceeds to which it is entitled hereunder, Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to have reserved in any foreclosure decree a right to receive said award or payment, or a portion thereof sufficient to pay the Indebtedness. In no case shall any such application reduce or postpone any payments otherwise required pursuant to this Agreement, other than the final payment on the Note.

                  (z) LEASES AND RENTS.

                  (i) Borrower absolutely and unconditionally assigns to Agent, Borrower's right, title and interest in all current and future Leases and Rents as collateral for the Loan, it being intended by Borrower that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Such assignment to Agent shall not be construed to bind Agent to the performance of any of the covenants, conditions or provisions contained in any such Lease or otherwise impose any obligation upon Agent. Borrower shall execute and deliver to Agent such additional instruments, in form and substance reasonably satisfactory to Agent, as may hereafter be reasonably requested in writing by Agent to further evidence and confirm such assignment. Nevertheless, subject to the terms of this SECTION 5.1(z), Agent grants to Borrower a license to lease, own, maintain, operate and manage the Mortgaged Property and to collect, use and apply the Rent, which license is revocable only upon the occurrence and during the continuance of an Event of Default under this Agreement. Any portion of the Rents held by Borrower shall be held in trust for the benefit of Agent for use in the payment of the Indebtedness. Upon the occurrence of an Event of Default and during the continuance thereof, the license granted to Borrower herein shall automatically be revoked, and Agent shall immediately be entitled to possession of all Rents, whether or not Agent enters upon or takes control of the Mortgaged Property. Agent is hereby granted and assigned by Borrower the right, at its option, upon revocation of the license granted herein, to enter upon the Mortgaged Property in person, by agent or by court-appointed receiver to collect the Rents. Any Rents collected after the revocation of the license shall be applied toward payment of the Indebtedness as set forth in SECTION 2.8 hereof.

                  (ii) All Leases entered into by Borrower shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties. With respect to any new third party Lease for more than 10% of the net rentable area of the Mortgaged Property, Borrower shall not enter into such Lease, without the prior written approval of Agent, which approval shall not be unreasonably withheld or delayed. With respect to any new Lease which Borrower proposes to enter into after the Closing Date where Terremark Worldwide, Inc. or its Affiliates shall be the tenant ("AFFILIATE LEASES"), Borrower shall not enter into such Lease unless such Lease shall be on market terms and conditions which the Agent shall have approved in advance. Borrower shall furnish Agent with (1) detailed term sheets in advance in the case of any Leases, modifications, amendments or renewals for which Agent's consent is required and (2) in the case of any other Leases, executed copies of such Leases upon written request. All renewals or amendments or modifications of Leases that do not satisfy the requirements of the first sentence of this SECTION 5.1(Z)(II) shall be subject to the prior approval of Agent. All Leases shall be substantially written on the standard lease form previously approved by Agent which form shall not be materially changed without Agent's prior written consent, which consent shall not be unreasonably withheld;

                  provided, however, that in the case of Affiliate Leases, such standard lease form shall be substantially in the form of the NAP Leases without the amendments to the NAP Leases executed in connection with the closing (i.e., will not require the conveyance of the tenant's personal property in connection therewith). All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage, and that the lessee agrees to attorn to Agent. Borrower:

                           (A) shall observe and perform all of the material
                  obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;

                           (B) shall promptly send copies to Agent of all
                  written notices of default which Borrower shall send or receive thereunder;

                           (C) shall enforce all of the material terms,
                  covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Property would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;

                           (D) shall not collect any of the Rents more than one
                  (1) month in advance (excluding common area maintenance reimbursement estimates);

                           (E) shall not execute any other assignment of
                  lessor's interest in the Leases or Rents; and

                           (F) shall not convey or transfer or suffer or permit
                  a conveyance or transfer of the Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

                  (iii) Borrower shall deposit security deposits of lessees which are turned over to or for the benefit of Borrower or otherwise collected by or on behalf of Borrower, into an Eligible Account with the same name as the Collection Account and shall not commingle such funds with any other funds of Borrower. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (including, without limitation, any letter of credit held as security under a Lease) shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall name Agent as payee or mortgagee thereunder (or at Agent's option, be fully assignable to Agent) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Agent; PROVIDED that all letters of credit received by Borrower shall be assigned to Agent. Borrower shall, upon request, provide Agent with evidence reasonably satisfactory to Agent of Borrower's compliance with the foregoing. Upon the occurrence and during the continuance of any Event of Default, Borrower shall, upon Agent's request, if permitted by any applicable Legal Requirements, turn over to Agent the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Mortgaged Property, to be held by Agent subject to the terms of the Leases.

                  (aa) MAINTENANCE OF MORTGAGED PROPERTY. Borrower shall cause the Mortgaged Property to be maintained in a good and safe condition and repair, subject to wear and tear and damage caused by casualty or condemnation. The Improvements and the Equipment shall not be removed, demolished or altered (except for normal replacement of the Equipment, Improvements contemplated in an approved Operating Budget or pursuant to Leases in effect from time to time or for removals, demolition or alterations that cost up to $50,000) without the consent of the Agent which consent shall not be unreasonably withheld or delayed. Except with respect to an Insured Casualty which shall be governed by the terms and conditions provided herein, Borrower shall, or shall cause any tenants obligated under their respective Leases to, promptly repair, replace or rebuild any part of the Mortgaged Property that becomes damaged, worn or dilapidated except where the failure to do so is not reasonably likely to have a Material Adverse Effect. Borrower shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Mortgaged Property or any part thereof which can be reasonably likely to result in a Material Adverse Effect without consent of the Agent. If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned if such discontinuance of abandonment would cause such nonconforming use to no longer be permitted without the express written consent of the Agent. Borrower shall not (i) change the use of the Land in any material respect, (ii) permit or suffer to occur any waste on or to the Mortgaged Property or to any portion thereof or (iii) take any steps whatsoever to convert the Mortgaged Property, or any portion thereof, to a condominium or cooperative form of management.

                  (bb) TAXES ON SECURITY. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Lien created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Agent or any Lender or Collateral Agent. If there shall be enacted any law (1) deducting the Loan from the value of the Collateral for the purpose of taxation, (2) affecting Agent's Lien on the Collateral or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by realty, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Agent, on demand, all taxes, costs and charges for which Agent is or may be liable as a result thereof; PROVIDED, HOWEVER, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Agent may declare all amounts owing under the Loan Documents to be immediately due and payable.

                                   ARTICLE VI.
                               NEGATIVE COVENANTS

                  Section 6.1. NEGATIVE COVENANTS. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Agent consents thereto in writing:

                  (a) LIENS ON THE MORTGAGED PROPERTY. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, except as permitted by the Mortgage, any Lien with respect to the Mortgaged Property, except: (i) Liens in favor of the Lenders and (ii) the Permitted Encumbrances.

                  (b) OWNERSHIP AND TRANSFER. Except as expressly permitted by or pursuant to this Agreement or the other Loan Documents, own any property of any kind other than the Mortgaged Property, or Transfer the Mortgaged Property or any portion thereof.

                  (c) OTHER BORROWINGS. Incur, create, assume, become or be liable in any manner with respect to Other Borrowings.

                  (d) DISSOLUTION; MERGER OR CONSOLIDATION. Dissolve, terminate, liquidate, merge with or consolidate into another Person.

                  (e) CHANGE IN BUSINESS. Cease to be a Single-Purpose Entity, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

                  (f) DEBT CANCELLATION. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower's business.

                  (g) AFFILIATE TRANSACTIONS. Enter into, or be a party to, any transaction with an Affiliate of Borrower, except in the ordinary course of business and on terms which are fully disclosed to Agent in advance and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's length transaction with an unrelated third party (other than the Management Agreement).

                  (h) CREATION OF EASEMENTS. Except as expressly permitted by or pursuant to the Mortgage or this Agreement, create, or permit the Mortgaged Property or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Encumbrance, provided, that the consent of Agent shall not be unreasonably withheld or delayed to the extent that any such easement, license or restrictive covenant is reasonably necessary for the continued use, enjoyment, access to or operation of the applicable Mortgaged Property.

                  (i) MISAPPLICATION OF FUNDS. Distribute any Rents or Moneys received from Accounts in violation of the provisions of SECTION 2.12, or fail to pledge any security deposit to Agent, or misappropriate any security deposit or portion thereof.

                  (j) CERTAIN RESTRICTIONS. Enter into any agreement that expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

                  (k) ASSIGNMENT OF LICENSES AND PERMITS. Assign or transfer any of its interest in any Permits pertaining to the Mortgaged Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to the Mortgaged Property.

                  (l) PLACE OF ORGANIZATION. Change its jurisdiction of organization, creation or formation, as applicable, without giving Agent at least fifteen (15) days' prior written notice thereof and promptly providing Agent such information as Agent may reasonably request in connection therewith.

                  (m) LEASES. Enter into, amend or cancel Leases, except as permitted by or pursuant to or would not result in a violation of this Agreement.

                  (n) MANAGEMENT AGREEMENT. Except in accordance with this Agreement, (i) terminate or cancel the Management Agreement, (ii) consent to either the reduction of the term of or the assignment of the Management Agreement, (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

                  (o) PLANS AND WELFARE PLANS. Knowingly engage in or permit any transaction in connection with which Borrower or any ERISA Affiliate could be subject to either a material civil penalty or tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide benefits, including without limitation, medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by paid up insurance or otherwise or (iii) severance benefits (unless such coverage is provided after notification of and with the reasonable approval of Agent), permit the assets of Borrower to become "plan assets", whether by operation of law or under regulations promulgated under ERISA or adopt, amend (except as may be required by applicable law) or increase the amount of any benefit or amount payable under, or permit any ERISA Affiliate to adopt, amend (except as may be required by applicable law) or increase the amount of any benefit or amount payable under, any Plan or Welfare Plan, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits expense to Borrower or any ERISA Affiliate.

                  (p) TRANSFER OF OWNERSHIP INTERESTS. Permit any Transfer of a direct or indirect ownership interest or voting right in Borrower (other than a Permitted Transfer).

                  (q) EQUIPMENT AND INVENTORY. Except pursuant to the Management Agreement, permit any Equipment owned by Borrower to be removed at any time from the Mortgaged Property unless the removed item is consumed or sold in the usual and customary course of business, removed temporarily for maintenance and repair or, if removed permanently, replaced by an article of equivalent suitability and not materially less value, owned by Borrower free and clear of any Lien.

                  (r) COLLATERAL SECURITIZATION. Sell or transfer the Mortgaged Property to a Securitization Vehicle accompanied by the simultaneous issuance by such Securitization Vehicle of, or obtain a loan secured by the Mortgaged Property that is simultaneously transferred to a Securitization Vehicle and accompanied by the simultaneous issuance by such Securitization Vehicle of, or propose to itself cause the issuance of, a security backed in part or in full by, or representing an interest in part or in full in, such Mortgaged Property (the proceeds of such issuance paid to Borrower being applied in accordance with
ARTICLE 2) (any such transaction, a "COLLATERAL SECURITIZATION"), unless Borrower consummates the Collateral Securitization in accordance with the following:

                  (i) Citigroup Global Markets Inc. ("CGMI") or an Affiliate of CGMI designated by CGMI shall have the exclusive right to act as the sole underwriter or placement agent for any commercial mortgage backed securities offering with respect to the Mortgaged Property issued in a Collateral Securitization and the right to be a co-manager for any equity offering with respect to Borrower or the Mortgaged Property;

                  (ii) Borrower shall bear all customary expenses incurred in connection with the Collateral Securitization (including, without limitation, underwriter/placement agent fees, rating agency costs and reasonable legal and accounting expenses); and

                  (iii) Borrower shall reimburse such underwriter/placement agent for all reasonable out-of-pocket expenses incurred by such underwriter/placement agent related to any Collateral Securitization.

                  (s) MANAGEMENT FEES. Pay Borrower or any Affiliate of Borrower any management fees with respect to the Mortgaged Property except as contemplated by the Management Agreement.

                  (t) MODIFICATION OF INTEREST RATE CAP AGREEMENT. Amend, modify, cancel or terminate any interest rate cap entered into by the Borrower pursuant to this Agreement or permit same to be amended, modified, cancelled or terminated.

                  (u) PROHIBITED PERSONS. With respect to Borrower, Guarantor and any of their respective officers, directors, shareholders, partners, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower): (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

                                  ARTICLE VII.
                                EVENT OF DEFAULT

                  Section 7.1. EVENT OF DEFAULT. The occurrence of one or more of the following events shall be an "EVENT OF DEFAULT" hereunder:

                  (a) if on any Payment Date Borrower fails to pay any accrued and unpaid interest on the Loan or any Principal Payment Amount then due and payable in accordance with the provisions hereof;

                  (b) if Borrower fails (a) to pay (1) the outstanding Indebtedness on the Maturity Date or (2) the fees then due and payable to Collateral Agent pursuant to the Fee Letter on any Payment Date or (b) to deposit into the Collection Account, the amount required pursuant to SECTIONS 2.7(A) or 2.7(B), respectively;

                  (c) if Borrower fails to make any required deposit to a Reserve Account or to pay any other amount payable pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) days after Agent delivers written notice thereof to Borrower;

                  (d) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower in connection with this Agreement, the Note or any other Loan Document executed and delivered by any Borrower shall be false in any material respect as of the date such representation or warranty was made (or if such representation or warranty relates to an earlier date, then as of such earlier date);

                  (e) if Borrower or the Guarantor makes an assignment for the benefit of creditors;

                  (f) if a receiver, liquidator or trustee shall be appointed for Borrower or the Guarantor or if Borrower or the Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or the Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or the Guarantor shall be instituted; PROVIDED, HOWEVER, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or the Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if Borrower or the Guarantor shall generally not be paying its debts as they become due;

                  (g) if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer occurs other than in accordance with or as permitted under this Agreement;

                  (h) if any provision of the Organizational Agreement affecting the purpose for which Borrower is formed is amended or modified in any material respect which is reasonably likely to adversely affect the Lenders, Agent or Collateral Agent, or if Borrower fails to perform or enforce the provisions of the Organizational Agreement and such failure has a Material Adverse Effect or attempts to dissolve Borrower without Agent's consent;

                  (i) if an Event of Default as defined or described in the Note, any other Loan Document or either of the NAP Leases occurs, whether as to Borrower or the Mortgaged Property or any portion thereof (beyond any applicable notice or cure periods);

                  (j) if any of the assumptions made with respect to Borrower and its Affiliates in that certain substantive non-consolidation opinion letter dated as of December 31, 2004 delivered by Greenberg Traurig in connection with the Loan is not true and correct in all material respects;

                  (k) (i) if Borrower fails to maintain any insurance required to be maintained pursuant to SECTION 5.1(X) hereof or (ii) if a Negative Financial Covenant shall have occurred or (iii) if a Change of Control occurs; and

                  (l) if Borrower shall fail to perform any of the terms, covenants or conditions of this Agreement, the Note, the Mortgage or the other Loan Documents, other than as specifically otherwise referred to above in this definition of "Event of Default," for ten (10) days after notice to Borrower from Agent or its successors or assigns, in the case of any Default which can be cured by the payment of a sum of money (other than Events of Default pursuant to SECTIONS 7.1(A) and 7.1(B) above as to which the grace period, if any, set forth therein is applicable), or for thirty (30) days after notice from Agent or its successors or assigns, in the case of any other Default (unless a longer notice period is otherwise provided herein or in such other Loan Document); PROVIDED, HOWEVER, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and such Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty
(30) day period shall be extended for an additional sixty (60) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, Agent or Collateral Agent or its successors or assigns, may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents, or at law or in equity, take such action, without further notice or demand, as Agent on behalf of the Lenders or its successors or assigns, deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Collateral (including, without limitation, declaring the entire Indebtedness to be immediately due and payable) and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or the Collateral (including, without limitation, all rights or remedies available at law or in equity).

                  Section 7.2. REMEDIES.

                  (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, other remedies available to Agent or Collateral Agent or the Lenders against Borrower under this Agreement or any of the other Loan Documents executed by or with respect to Borrower, or at law or in equity may be exercised by Lenders at any time and from time to time, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Agent or Collateral Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent and the Lenders permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

                  (b) In the event of the foreclosure or other action by Agent or Collateral Agent to enforce Agent's remedies in connection with all or any portion of the Collateral, Agent shall apply all Net Proceeds received to repay the Indebtedness in accordance with SECTION 2.8, the Indebtedness shall be reduced to the extent of such Net Proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; PROVIDED, HOWEVER, that the Note shall be deemed to have been accelerated only to the extent of the Net Proceeds actually received by Agent with respect to the Collateral and applied in reduction of the Indebtedness evidenced by the Note in accordance with the provisions of this Agreement, after payment by Borrower of all Transaction Costs and costs of enforcement.

                  (c) Upon and during the continuation of an Event of Default, the Agent shall have the right, but not the obligation, with respect to any and all bankruptcy proceedings that are now or hereafter commenced in connection with the Mortgaged Property, to (i) vote to accept or reject any plans of reorganization, (ii) vote in any election of a trustee, (iii) elect the treatment of secured claims as specified in SECTION 1111(B) of the Bankruptcy Code, and (iv) make any other decisions requested of holders of claims or interests that the Borrower would have had the right to do in such bankruptcy proceedings in the absence of an Event of Default.

                  Section 7.3. REMEDIES CUMULATIVE. The rights, powers and remedies of Agent, Collateral Agent, or any Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent, Collateral Agent or any Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Agent or any Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Agent may determine in Agent's sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Agent for the benefit of the Lenders reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Mortgage on the Mortgaged Property, to the extent necessary to foreclose on other parts of the Collateral.

                  Section 7.4. DEFAULT ADMINISTRATION FEE. At any time after the occurrence of an Event of Default and the acceleration of the Indebtedness, as reimbursement and compensation for the additional internal expenditures, administrative expenses, fees and other costs associated with actions to be taken in connection with such Event of Default, and regardless of whether Agent shall have commenced the exercise of any remedies pursuant to SECTION 7.2, the Default Administration Fee shall be payable by Borrower to Agent upon demand.

                  Section 7.5. CURATIVE ADVANCES. If any Event of Default occurs and is not cured by Borrower after notice from the Agent, then Agent or Collateral Agent may expend such sums as either shall reasonably deem appropriate to cure or attempt to cure such Event of Default. Borrower shall immediately repay all such sums so advanced, which sums shall immediately become part of the Indebtedness, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by all Collateral.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

                  Section 8.1. SURVIVAL. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making by the initial Lender of the Loan hereunder and the execution and delivery by Borrower to the initial Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Agent and each Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

                  Section 8.2. AGENT'S DISCRETION. Whenever pursuant to this Agreement, Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Agent, the decision of Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Agent and shall be final and conclusive.

                  Section 8.3. GOVERNING LAW.

                  (a) This Agreement was negotiated in New York and made by the initial Lender and accepted by Borrower in the State of New York, and the proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity, performance, and maximum permissible rates of interest), this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America.

                  (b) Any legal suit, action or proceeding against the Lenders or Borrower arising out of or relating to this Agreement may be instituted in any federal or state court in New York, New York. Borrower hereby (i) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Borrower does hereby designate and appoint Corporation Service Company, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address (or at such other office in New York, New York as may be designated by Borrower from time to time in accordance with the terms hereof) with a copy to Borrower at its principal executive offices, and written notice of said service of Borrower mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in the State of New York. Borrower (i) shall give prompt notice to Agent of any change in address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

                  Section 8.4. MODIFICATION, WAIVER IN WRITING. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

                  Section 8.5. DELAY NOT A WAIVER. Neither any failure nor any delay on the part of Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Agent and each Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

                  Section 8.6. NOTICES. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by facsimile transmission, addressed if to Lender at its address set forth on the first page hereof,
Attention: Michael Fallin, and if to Borrower at its addresses set forth on the first page hereof, Attention: Jose Segrera, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this SECTION 8.6. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or three Business Days after mailing; or in the case of expedited prepaid delivery and facsimile transmission, on the Business Day after the same was sent. A party receiving a notice which does not comply with the technical requirements for notice under this SECTION 8.6 may elect to waive any deficiencies and treat the notice as having been properly given.

                  Section 8.7. TRIAL BY JURY. BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

                  Section 8.8. HEADINGS. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                  Section 8.9. ASSIGNMENT.

                  (a) Borrower may not sell, assign or transfer any interest in the Loan Documents, or any portion of the foregoing (including, without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder and thereunder) without Agent's prior written consent. Each Lender shall have the right to assign or participate this Agreement and/or its interest in any of the other Loan Documents and the obligations hereunder to any Person. In the event of an assignment by any Lender, (a) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were an original "Lender" hereunder; (b) the assignee shall be deemed for all purposes to be a "Lender" hereunder; and (c) upon any such substitution of Lender, a replacement or addition "Lender signature page" shall be executed by the new Lender and attached to this Agreement and thereupon become a part of this Agreement. After the effectiveness of any assignment, the new Lender shall provide notice to Borrower of the identity, address and other pertinent information pertaining to the new Lender. Notwithstanding anything in this Agreement to the contrary, after an assignment by any Lender, the "Lender" (prior to such assignment) shall continue to have the benefits of any rights or indemnifications and shall continue to have the obligations contained herein which such Lender had during the period such party was a "Lender" hereunder.

                  (b) The Agent may from time to time elect to enter into a servicing agreement with a servicer, pursuant to which the servicer shall be appointed to service and administer the Loan and the Account Collateral in accordance with the terms hereof and to exercise any and all other rights of the Lenders with respect to the Loan as set forth in such servicing agreement. The Agent shall promptly notify the Borrower if the Agent shall elect to appoint or change the servicer, and all notices and other communications from the Borrower to the Agent shall be delivered to the servicer with a copy concurrently delivered to the Agent, and any notice, direction or other communication from the servicer to the Borrower shall have the same force and effect as a notice, direction or communication from the Agent. The servicer shall be entitled to be reimbursed for any cost, expense or liability which is incurred by the servicer pursuant to such servicing and administrative duties and which would otherwise be reimbursable to the Lenders under this Agreement or any other Loan Document in the same manner and to the same extent as if the Lenders incurred such cost, expense or liability in the first place. The parties hereto acknowledge and agree that the servicer shall be a third party beneficiary to this Agreement and the other Loan Documents.

                  Section 8.10. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  Section 8.11. PREFERENCES. Agent and the Lenders shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document. The Lenders shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided that such application or reapplication is performed by the Lenders in accordance with the terms of this Agreement or any other applicable Loan Document. To the extent Borrower makes a payment or payments to Agent or any Lender for Borrower's benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent or such Lender.

                  Section 8.12. WAIVER OF NOTICE. Borrower shall not be entitled to any notices of any nature whatsoever from Agent, any Lender or Collateral Agent except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Agent, such Lender and/or Collateral Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Agent, any Lender and Collateral Agent with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Agent or such Lender or Collateral Agent to Borrower.

                  Section 8.13. FAILURE TO CONSENT. If Borrower shall seek the approval by or consent of Agent or the Lenders hereunder or under the Note, or any of the other Loan Documents, and Agent or the Lenders shall fail or refuse to give such consent or approval, then Borrower shall not be entitled to any damages for any withholding or delay of such approval or consent by Agent or the Lenders, it being intended that Borrower's sole remedy shall be to bring an action for an injunction or specific performance.

                  Section 8.14. SCHEDULES INCORPORATED. The information set forth on the cover, heading and recitals hereof, and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

                  Section 8.15. OFFSETS, COUNTERCLAIMS AND DEFENSES. Any assignee of any Lender's interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Agreement and the other Loan Documents which Borrower may otherwise have against any assignor or this Agreement and the other Loan Documents. No such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document. Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

                  Section 8.16. NO JOINT VENTURE OR PARTNERSHIP. Borrower, Agent and each Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and any Lender nor to grant any Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

                  Section 8.17. WAIVER OF MARSHALLING OF ASSETS DEFENSE. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of any Lender under the Loan Documents to a sale of any Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of any Lender to the payment of the Indebtedness out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

                  Section 8.18. WAIVER OF COUNTERCLAIM. To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against it by Agent or its agents.

                  Section 8.19. CONFLICT; CONSTRUCTION OF DOCUMENTS. In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

                  Section 8.20. BROKERS AND FINANCIAL ADVISORS. Borrower and the initial Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement (other than Credit Suisse First Boston, the expenses of which shall be paid solely by the Borrower and its Affiliates). Borrower and initial Lender hereby agree to indemnify and hold the other and Collateral Agent harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The provisions of this SECTION 8.20 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

                  Section 8.21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  Section 8.22. ESTOPPEL CERTIFICATES. Agent, Borrower and each Lender hereby agree at any time and from time to time upon not less than fifteen
(15) days prior written notice by Borrower or such Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; PROVIDED, HOWEVER, that it shall be a condition precedent to any Lender's obligation to deliver the statement pursuant to this
SECTION 8.22, that such Lender shall have received, together with Borrower's request for such statement, an Officer's Certificate stating that, to the knowledge of Borrower, no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

                  Section 8.23. PAYMENT OF EXPENSES. Borrower shall pay all Transaction Costs, which shall include, without limitation, (a) reasonable out-of-pocket costs and expenses of Agent in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (ii) the creation, perfection or protection of Lenders' Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches or amended or replacement Mortgages, UCC financing statements or Collateral Security Instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Mortgaged Property plus travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), and the Engineering Reports and costs and fees incurred in connection with arranging, setting up, servicing and maintaining the Account Collateral); (iii) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring or consent relating to any of the Loan Documents, and (iv) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Agent to take, as well as any restructuring or rescheduling of the Indebtedness, (b) the reasonable fees, expenses and other charges of counsel to Agent in connection with all of the foregoing, (c) all reasonable fees and expenses of each of the servicer appointed pursuant to SECTION 8.9(B) and Collateral Agent and its respective counsel and (d) Agent's (or, where reasonably deemed necessary by Agent, any other Lender's) reasonable out-of-pocket travel expenses in connection with site visits to the Mortgaged Property.

                  Section 8.24. NON-RECOURSE. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Loan or for any other Indebtedness, obligation or liability hereunder or under any other Loan Document or for any claim based hereon or thereon or otherwise in respect hereof or thereof against (i) any agent, contractor, director, officer, member, consultant, manager, stockholder, subscriber to capital stock, incorporator, beneficiary, participant, trustee or advisor of Borrower, or any partner or member therein; (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), limited liability company (or member thereof), partnership (or any partner thereof), individual or entity to which any ownership interest in Borrower shall have been directly or indirectly transferred; (iv) any purchaser of any asset of Borrower; or (v) any other Person (except Borrower), for any deficiency or other sum owing with respect to the Note or any other Indebtedness, obligation or liability or arising under this Agreement or any Loan Document. It is understood that neither the Note nor any other Indebtedness, obligation or liability under or with respect to this Agreement and any other Loan Document may be enforced against any Person described in CLAUSES (I) through (V) above; PROVIDED, HOWEVER, that the foregoing provisions of this paragraph shall not:

                  (A) prevent recourse to Borrower, the assets of Borrower, the Mortgaged Property or any other instrument or document which is pledged by Borrower to the Lenders pursuant to the Loan Documents, including all Collateral;

                  (B) limit the liability of the parties under the Guaranty of Non-Recourse Obligations; or

                  (C) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Note or secured by the Loan Documents, and the same shall continue until paid or discharged in full; or

                  (D) prevent recourse to Borrower and Guarantor and their respective assets for repayment of the Indebtedness, and the Indebtedness shall be fully recourse to the Borrower and the Guarantor, in the event that either (1) any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed (A) by Borrower or (B) against Borrower with the consent or acquiescence of Borrower or the Guarantor or their respective Affiliates or (2) any breach or violation by Terremark Worldwide, Inc. of the Negative Financial Covenants occurs; or

                  (E) prevent recourse to Borrower and Guarantor and their respective assets, and Borrower and Guarantor shall be fully and personally liable, for any loss, costs, liability, damage or expense suffered or incurred by Agent or any Indemnified Party related to or arising from:

                  (1) any fraud, misappropriation or misapplication of funds (including Loss Proceeds or Rents and payments under non-assignable subleases or other contractual arrangements with third parties which payments are received by NAP after the occurrence and during the continuance of an Event of Default with respect to space covered by any Lease to NAP) committed by or on behalf of Borrower in contravention of the Loan Documents, or intentional misrepresentation contained in any Loan Documents or report furnished pursuant to any Loan Document;

                  (2) any Transfer in violation of the terms of the Loan Documents;

                  (3) violation of any of the terms, covenants and conditions to maintain Borrower as a Single Purpose Entity;

                  (4) additional financing obtained by Borrower (whether secured or unsecured) in violation of the terms of the Loan Documents;

                  (5) actual intentional physical waste committed by Borrower or an Affiliate of Borrower to the Mortgaged Property;

                  (6) breach of any representation, warranty or covenant in this Agreement or the Environmental Indemnity Agreement, concerning Environmental Laws and Hazardous Substances;

                  (7) any security deposits received by Borrower or Manager from tenants not being properly applied, returned to tenants when due or delivered to Agent, a receiver or a purchaser of the Mortgaged Property in the event of a foreclosure sale upon such Person taking possession of the Mortgaged Property;

                  (8) any Legal Requirement mandating the forfeiture by Borrower of the Collateral or any portion thereof because of the conduct or purported conduct of criminal activity by Borrower or any Affiliate in connection therewith;

                  (9) if any Lien is voluntarily placed on the Collateral or any portion thereof in contravention of the Loan Documents and such Lien is not discharged and removed within ten (10) days after notice;

                  (10) Borrower or any Affiliate contesting or in any way interfering with, directly or indirectly (collectively, a "CONTEST"), any foreclosure action or sale commenced by Agent or with any other enforcement of Agent's rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise) (except this clause (10) shall not apply if Borrower or such Affiliate successfully asserts a Contest and obtains a final non-appealable order as to same);

                  (11) the cost of enforcement of any of Agent's rights or remedies hereunder or under any of the other Loan Documents, or costs incurred in any bankruptcy or similar proceeding which may be brought by or against Borrower, or any pledgor or Guarantor; or

                  (12) the failure to pay Impositions assessed against the Mortgaged Property to the extent there was sufficient funds available to pay the same, or the failure to maintain insurance as required under the Loan Documents, or the failure to pay any deductible amount in respect of any insurance maintained in respect of the Mortgaged Property, or the failure to pay and discharge any mechanic's or materialman's Liens against the Mortgaged Property to the extent there was sufficient funds available to pay and discharge the same or the work relating to such Liens was not approved by Agent in writing or permitted by the Loan Documents or the failure to pay brokerage commissions.

                                   ARTICLE IX.
                                    THE AGENT

                  Section 9.1. APPOINTMENT, POWERS AND IMMUNITIES. Each Lender hereby irrevocably appoints and authorizes Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent (which term as used in this sentence and in SECTION 9.5 and the first sentence of SECTION 9.6 hereof shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities to the Lenders except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by Borrower, or any other Person to perform any of their obligations hereunder or thereunder;
(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and (d) shall not be responsible to the Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Agent may employ agents and attorneys-in-fact and shall not be responsible to the Lenders for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

                  Section 9.2. RELIANCE BY AGENT. Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, facsimile transmission, telex, electronic mail, or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent in good faith. As to any matters not expressly provided for by this Agreement or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with the instructions given by all of the Lenders, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

                  Section 9.3. DEFAULTS. Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless Agent has received written notice from a Lender or Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that Agent receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to SECTION 9.7 hereof) take such action with respect to such Default or Event of Default as shall be directed by all Lenders, PROVIDED THAT, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders.

                  Section 9.4. RIGHTS AS A LENDER. With respect to the Loan made by it, Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "LENDER" or "LENDERS" shall, unless the context otherwise indicates, include Agent in its individual capacity. Agent and its affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower or any of their Affiliates as if it were not acting as Agent, and Agent and its Affiliates may accept fees and other consideration from Borrower or such Affiliate for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

                  Section 9.5. INDEMNIFICATION. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower, but without limiting the obligations of Borrower under the Loan Documents) ratably in accordance with their respective interests in the Loan, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the Transaction (including, without limitation, the costs and expenses that Borrower is obligated to pay under the Loan Documents, but excluding, unless a Default or Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

                  Section 9.6. NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender agrees and acknowledges that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or to inspect the properties or books of Borrower or any of their Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of their Affiliates that may come into the possession of Agent or any of its Affiliates.

                  Section 9.7. FAILURE TO ACT. Except for action expressly required of Agent hereunder and under the other Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under SECTION 9.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

                  Section 9.8. RESIGNATION OF AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign upon giving notice thereof to the Lenders; PROVIDED, HOWEVER, that such resignation shall not be effective until such time as the successor Agent is in place and shall deliver written notice of such appointment to Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders appoint a successor Agent, that shall be a sophisticated financial institution. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                  Section 9.9. AGENCY FEE. Each Lender will pay to Agent an agency fee as may be agreed upon between such Lender and Agent. Borrower shall not be liable for the payment of such fee.

                  Section 9.10. CONSENTS UNDER LOAN DOCUMENTS. Agent may consent to any modification, supplement or waiver under any of the Loan Documents, PROVIDED that, without the prior consent of each Lender, Agent shall not release any Collateral or otherwise terminate any Lien under any Loan Document providing for collateral security, or agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the Lenders), except that no such consent shall be required, and Agent is hereby authorized, to release any Lien covering Collateral that is the subject of a disposition permitted hereunder.

                  Section 9.11. NOTICES, REPORTS AND OTHER COMMUNICATIONS. Agent shall provide, at its expense, copies of each notice, report, document, correspondence or other written communication delivered to Agent by Borrower or any Affiliate of Borrower pursuant to any Loan Document, to each Lender identified in such notice, report, document, correspondence or other written communication or reasonably determined by Agent to be entitled thereto or affected thereby, as soon as practicable after Agent's receipt thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                                       AGENT AND LENDER:

                                       CITIGROUP GLOBAL MARKETS REALTY CORP.,
                                       a New York corporation



                                       By: /s/ MICHAEL FALLIN
                                           -------------------------------------
                                           Name:  Michael Fallin
                                           Title: Authorized Agent


                                       BORROWER:

                                       TechNOLOGY Center of THE Americas, LLC,
                                       a Delaware limited liability company



                                       By: /s/ JOSE A. SEGRERA
                                           -------------------------------------
                                           Name:  Jose A. Segrera
                                           Title: Executive Vice President and
                                                  Chief Financial Officer